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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Freeport-McMoRan Copper & Gold Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Notice of Annual Meeting of Stockholders

May 6, 2004

March 24, 2004

Date:	Thursday, May 6, 2004

Time:	1:00 p.m., Eastern Time

Place:	Hotel du Pont
11th and Market Streets
Wilmington, Delaware 19801

Purpose:	• To elect five directors

• To ratify the appointment of our independent auditors

• To vote on a new director compensation plan

• To vote on a stockholder proposal, if presented at the meeting, and

• To transact such other business as may properly come before the meeting.

Record Date:	Close of business on March 12, 2004.

      Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

By Order of the Board of Directors.

WILLIAM H. HINES
Secretary

Long-Term Incentive Plans -- Awards in 2003

Information about Attending the Annual Meeting

If you plan to attend the meeting, please bring the following:

      1. Proper identification.

      2. Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is (a) a letter from your broker stating that you owned Freeport-McMoRan Copper & Gold Inc. stock on the record date or (b) an account statement showing that you owned Freeport-McMoRan Copper & Gold Inc. stock on the record date.

Only stockholders of record on the record date may attend or vote at the annual meeting.

Post-Meeting Report of the Annual Meeting

A post-meeting report summarizing the proceedings of the meeting will be available on our web site (www.fcx.com) within 10 days following the meeting. A copy of the report will be mailed at no charge to any stockholder requesting it.

FREEPORT-McMoRan COPPER & GOLD INC.

1615 Poydras Street
New Orleans, Louisiana 70112

      The 2003 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about March 24, 2004.

      This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Freeport-McMoRan Copper & Gold Inc. for use at our Annual Meeting of Stockholders to be held on May 6, 2004, and at any adjournments (the meeting).

Who Can Vote

       If you held any Company Stock on the record date then you will be entitled to vote at the meeting. Company Stock refers to our common stock and preferred stock described below. Our preferred stock is represented by depositary shares, each of which represents a fraction of a share of our preferred stock.

     Common Stock Outstanding on Record Date

No. of Shares
Name of Security	Outstanding

Class B Common Stock	200,959,928

Preferred Stock Outstanding on Record Date

	No. of Depositary		No. of Preferred
Name of Security	Shares Outstanding		Shares Outstanding

Gold-Denominated Preferred Stock, Series II	4,305,580	*	215,279
Silver-Denominated Preferred Stock	4,760,000	**	44,625
Total Shares Eligible to be Voted at the Meeting			201,219,832

*	Each depositary share represents 0.05 shares of our preferred stock, thereby giving all such shares an aggregate of 215,279 votes.

**	Each depositary share represents 0.009375 shares of our preferred stock thereby giving all such shares an aggregate of 44,625 votes.

Voting Rights

       Each share of Company Stock that you hold entitles you to one vote on each matter on which holders of such stock are entitled to vote. At the meeting, holders of common stock may vote on all matters and holders of depositary shares may only vote on the election of directors. As a holder of depositary shares, you vote by instructing the depositary either to vote the preferred stock represented by your depositary shares for director nominees or to withhold votes from director nominees. Inspectors of election will count votes cast at the meeting.

      Our directors are elected by a plurality of shares voted, with the holders of our common stock and preferred stock voting together as a single class. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of our common stock present at the meeting, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

      Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify the company on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.”

      Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to all other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

      New York Stock Exchange (NYSE) rules require that the 2004 Director Compensation Plan be approved by a majority of votes cast on the proposal, provided that the total votes cast on the proposal represent more than 50% of all Company Stock entitled to vote on the proposal. For the purposes of approving this proposal under the NYSE rules, abstentions and broker non-votes will be excluded from the tabulation of votes cast, and therefore will not affect the outcome of the vote (except to the extent such abstentions and broker non-votes result in a failure to obtain total votes cast on the proposal representing more than 50% of all Company Stock entitled to vote on the proposal).

Quorum

       A quorum at the meeting is a majority of the Company Stock entitled to vote, present in person or represented by proxy. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of Company Stock represented by properly executed and returned proxies will be treated as present. Shares of Company Stock present at the meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will Be Voted

       The board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

      Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications, your proxy representing

      (1) our common stock will be voted:

•	in favor of the proposed director nominees,

•	for the ratification of the appointment of the independent auditors,

•	for the adoption of the 2004 Director Compensation Plan,

•	against the stockholder proposal, if presented at the meeting, and

      (2) depositary shares representing our preferred stock will be voted in favor of the proposed director nominees.

      We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. By signing and returning the enclosed proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the meeting, and they intend to vote on any such other matter in accordance with their best judgment.

      Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting.

Proxy Solicitation

       We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York, to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson’s services will be $9,000 plus its reasonable out-of-pocket expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

       If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 1615 Poydras St., New Orleans, Louisiana 70112 by November 24, 2004.

      If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our Corporate Secretary, at the above address, by January 6, 2005, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our Corporate Secretary, or access our by-laws on our web site at http://www.fcx.com/aboutus/bylaws.htm. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.

Corporate Governance

Corporate Governance Guidelines; Ethics and Business Conduct Policy

      Our board of directors recently adopted Corporate Governance Guidelines and amended our Ethics and Business Conduct Policy to include a code of conduct for senior financial officers of the company. Our Corporate Governance Guidelines are available at http://www.fcx.com/aboutus/corpgov-guide.htm, and our Ethics and Business Conduct Policy is available at http://www.fcx.com/aboutus/ethics.htm. We intend to post promptly on that web site amendments to or waivers, if any, from our Ethics and Business Conduct Policy made with respect to any of our directors and executive officers.

Board Structure and Committee Composition

      As of the date of this proxy statement, our board consists of 11 members. We also have two advisory directors and one director emeritus. Advisory and emeritus directors do not vote. Our board held five regularly-scheduled meetings and four special meetings during 2003. In accordance with our Corporate Governance Guidelines, non-employee directors met in executive session at the end of each regularly-scheduled board meeting. The chair of executive session meetings rotates among the chairpersons of the four standing committees (discussed below), except as the non-management directors may otherwise determine for a specific meeting.

      Our board has four standing committees: an audit committee, a corporate personnel committee, a nominating and corporate governance committee, and a public policy committee. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our web site at www.fcx.com. During 2003, each of our directors, except Mr. Clifford, attended at least 75% of the aggregate number of board and applicable committee meetings. Directors are invited but not required to attend annual meetings of our stockholders. Mr. Moffett and Mr. Rankin attended the last annual meeting of stockholders.

Audit		Meetings
Committee Members	Functions of the Committee	in 2003

Robert A. Day, Chairman Gerald J. Ford H. Devon Graham, Jr.	• please refer to the Audit Committee Report	4

Corporate Personnel		Meetings
Committee Members	Functions of the Committee	in 2003

H. Devon Graham, Jr., Chairman Robert J. Allison, Jr. Bobby Lee Lackey J. Taylor Wharton	• please refer to the Corporate Personnel Committee Report on Executive Compensation	4

Nominating and
Corporate Governance		Meetings
Committee Members	Functions of the Committee	in 2003

Robert J. Allison, Jr., Chairman Robert A. Day Gerald J. Ford	• nominates individuals to stand for election or re-election as directors • considers recommendations by our stockholders of potential nominees for election as directors • conducts annual board and committee evaluations • makes recommendations to our board concerning the structure of our board and corporate governance matters	2

Public Policy		Meetings
Committee Members	Functions of the Committee	in 2003

J. Taylor Wharton, Chairman Robert J. Allison, Jr. R. Leigh Clifford Oscar Y. L. Groeneveld J. Bennett Johnston Bobby Lee Lackey B. M. Rankin, Jr.	• oversees our compliance programs relating to our social, employment and human rights policies • oversees our governmental and community relationships and information programs • oversees our safety and environmental programs • oversees our charitable and philanthropic contributions	3

Board and Committee Independence and Audit Committee Financial Experts

      The board has determined that each of Messrs. Allison, Day, Ford, Graham, Lackey and Wharton has no material relationship with the company and is independent within the meaning of our Corporate Governance Guidelines, which comply with the NYSE director independence standards, as currently in effect and as they may be changed from time to time. Further, the board has determined that each of the members of the Audit, Corporate Personnel, and Nominating and Corporate Governance Committees has no material relationship with the company and is independent within the meaning of our Corporate Governance Guidelines, which adopt the heightened statutory and NYSE independence standards applicable to audit committee members. In addition, the board has determined that each member of the Audit Committee — Messrs. Day, Ford and Graham — qualifies as an “audit committee financial expert,” as such term is defined by the rules of the Securities and Exchange Commission (the SEC).

Consideration of Director Nominees

      In evaluating nominees for membership on the board, the Nominating and Corporate Governance Committee applies the board membership criteria set forth in our Corporate Governance Guidelines. Under these criteria, the committee will take into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a large publicly traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. The committee evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

      Our Nominating and Corporate Governance Committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our Corporate Governance Guidelines.

      As stated above, the Nominating and Corporate Governance Committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Secretary, Freeport-McMoRan Copper & Gold Inc., 1615 Poydras Street, New Orleans, Louisiana 70112. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our Corporate Governance Guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.

      In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than January 6, 2005. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2005 annual meeting or 10 days following the public announcement of the date of the 2005 annual meeting. Any stockholder submitting a nomination under our by-law procedures must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Secretary, Freeport-McMoRan Copper & Gold Inc., 1615 Poydras Street, New Orleans, Louisiana 70112.

Communications with the Board

      Individuals may communicate directly with our board (or any individual director) by writing to the director or the Chairman of the Board at Freeport-McMoRan Copper & Gold Inc., 1615 Poydras Street, New Orleans, Louisiana 70112. The company or the Chairman will forward the stockholder’s communication to the appropriate director.

Director Compensation

Cash Compensation

      Each non-employee director receives an annual fee of $40,000 for serving on our board. Committee chairs receive an additional annual fee as follows: Audit Committee, $15,000; Corporate Personnel Committee and Public Policy Committee, $10,000; all other committees, $5,000. Each non-employee director receives a fee of $1,500 for attending each board and committee meeting and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Each employee director receives a fee of $1,500 for attending each board meeting.

Stock Option Plan for Non-Employee Directors

      Under our 1995 Stock Option Plan for Non-Employee Directors, on August 1 of each year we have granted to each of our non-employee directors a non-qualified option to purchase 10,000 shares of our common stock and 6,556 stock appreciation rights, in each case at 100% of the fair market value of our common stock on the grant date. The options and stock appreciation rights granted under this plan vest over a four-year period and expire ten years after the date of grant. The stock appreciation rights are intended to compensate the director for any federal income tax liabilities incurred as a result of exercising the options and stock appreciation rights. Accordingly, on August 1, 2003, we granted to each non-employee director an option to purchase 10,000 shares of our common stock and 6,556 stock appreciation rights, in each case at a grant price of $26.975.

      No further options will be granted under the 1995 Stock Option Plan for Non-Employee Directors. Consequently, our board has adopted a new equity compensation plan for non-employee directors and is seeking stockholder approval of the new plan at the meeting. See “Proposal to Adopt the 2004 Director Compensation Plan.”

Matching Gifts Program

      The Freeport-McMoRan Foundation (the Foundation) administers a matching gifts program that is available to our directors, officers, employees, full-time consultants and retirees. Under the program, the Foundation will match a participant’s gifts to eligible institutions, including educational institutions, educational associations, educational funds, cultural institutions, social service community organizations, hospital organizations and environmental organizations. The Foundation provides the gifts directly to the institution. The Foundation double matches gifts by a director not in excess of $1,000 and gifts by any other participant not in excess of $500. The annual amount of our matching gifts for any director may not exceed $40,000, and generally for any other participant may not exceed $20,000. The matching gifts made by the Foundation in 2003 for each of the participating directors were as follows: $10,961 for Mr. Clifford, $40,000 for Mr. Day, $40,000 for Mr. Ford, $2,000 for Mr. Graham, $6,200 for Mr. Lackey, $40,000 for Mr. Moffett, $33,670 for Mr. Rankin, and $3,000 for Dr. Wharton.

Retirement Plan for Non-Employee Directors

      We have a retirement plan for the benefit of our non-employee directors who reach age 65. Under the retirement plan, an eligible director will be entitled to an annual benefit equal to a percentage of the standard portion of our annual directors’ fee at the time of his or her retirement. The percentage, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-employee director for us or our predecessors. The benefit is payable from the date of retirement until the retiree’s death. Each eligible director who was also a director of Freeport-McMoRan Inc., our former parent, and who did not retire from that board of directors, will receive upon retirement from our board an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree’s death.

Election of Directors

       Our board of directors has fixed the number of directors at 11. We amended our certificate of incorporation in May 2003 to phase out the classified structure of the board under which one of three classes of directors was elected each year to serve three-year staggered terms, and provide instead for the annual election of directors commencing with the class of directors standing for election at the 2004 annual meeting of stockholders. The amendment did not shorten the terms of directors currently serving three-year terms, including those elected at the 2003 annual meeting. The new one-year term will apply to the nominees standing for election at the 2004 annual meeting, to all other directors as their current terms expire, and to any directors appointed to fill any future vacancies on the board.

      Pursuant to an agreement (Rio Tinto Agreement) among the company, Rio Tinto plc (Rio Tinto), a worldwide minerals mining and processing company, and certain of Rio Tinto’s affiliates, Rio Tinto has the right to submit for nomination for election by our stockholders the percentage of directors, rounded to the nearest whole number, that is proportionately equal to the Rio Tinto affiliates’ aggregate percentage ownership of all of our outstanding common stock. As of the record date, Rio Tinto International Holdings Limited, a Rio Tinto affiliate, owned 23,931,100 shares, or 11.9%, of our common stock. In the Rio Tinto Agreement, we agreed to include Rio Tinto’s nominees with the directors nominated by our board and to refrain from taking any action that may hinder the election of Rio Tinto’s nominees. Messrs. Clifford and Groeneveld continue to serve as the directors selected by Rio Tinto.

      This table shows our directors and the expiration of their terms.

Expiration of Term	Directors

2004 Annual Meeting of Stockholders	Robert J. Allison, Jr. R. Leigh Clifford James R. Moffett B. M. Rankin, Jr. J. Taylor Wharton
2005 Annual Meeting of Stockholders	Robert A. Day H. Devon Graham, Jr. Bobby Lee Lackey
2006 Annual Meeting of Stockholders	Gerald J. Ford Oscar Y. L. Groeneveld J. Bennett Johnston

      Our board has nominated each of Messrs. Allison, Clifford, Moffett, Rankin and Wharton to serve a one-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the re-election of each such director, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

      The company and Rio Tinto have recently announced plans for the company to purchase from Rio Tinto the 23,931,100 shares of our common stock that Rio Tinto beneficially owns. Rio Tinto has also announced that if this transaction occurs, Mr. Clifford would withdraw his name from consideration as a director nominee and Mr. Groeneveld would resign from our board effective as of the meeting. As a result, our board has reduced the number of directors to nine subject to and effective upon the proposed transaction occurring and Messrs. Clifford and Groeneveld ceasing to serve as directors.

Information About Nominees and Directors

      The table below provides certain information as of March 12, 2004 with respect to each director nominee and each other director. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

			Year First
Name of Nominee		Principal Occupations, Other Public Directorships	Elected a
or Director	Age	and Positions with the Company	Director

Robert J. Allison, Jr.	65	Chairman of the Board of Anadarko Petroleum Corporation. Chief Executive Officer of Anadarko Petroleum Corporation from 1979 to 2002, and Chairman, President and Chief Executive Officer in 2003.	2001
R. Leigh Clifford	56	Director and Chief Executive of Rio Tinto plc and Rio Tinto Limited, a worldwide mining and smelting group. Previously served as director of the Company from September 1995 to August 1997.	2000

			Year First
Name of Nominee		Principal Occupations, Other Public Directorships	Elected a
or Director	Age	and Positions with the Company	Director

Robert A. Day	60	Chairman of the Board and Chief Executive Officer of The TCW Group, Inc., an investment management company. Chairman, President and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization. Director of Fisher Scientific International Inc., Syntroleum Corporation, Société Générale and McMoRan Exploration Co. (McMoRan).	1995
Gerald J. Ford	59	Chairman of the Board of Liberté Investors Inc. Former Chairman of the Board and Chief Executive Officer of California Federal Bank, A Federal Savings Bank, which merged with Citigroup Inc. in November 2002. Director of McMoRan and Americredit Corp.	2000
H. Devon Graham, Jr.	69	President of R.E. Smith Interests, Inc., an asset management company. Director of McMoRan.	2000
Oscar Y. L. Groeneveld	50	Chief Executive of the Rio Tinto Copper group and a director of Rio Tinto plc and Rio Tinto Limited. Head of Technology of Rio Tinto plc until 1999. Group Mining Executive of Rio Tinto until 1997. Commissioner of PT Freeport Indonesia, our principal operating subsidiary, since 1999.	1999
J. Bennett Johnston	71	Chairman of Johnston & Associates, LLC, a business consulting firm. Chairman of Johnston Development Co. LLC, a project development firm. United States Senator until 1997. Director of ChevronTexaco Corporation.	1997
Bobby Lee Lackey	66	Consultant. President and Chief Executive Officer of McManus-Wyatt-Hidalgo Produce Marketing Co., shipper of fruits and vegetables, until 2000.	1995
James R. Moffett	65	Chairman of the Board of the Company, and President Commissioner of PT Freeport Indonesia. Chief Executive Officer of the Company until 2003. Also serves as Co-Chairman of the Board of McMoRan.	1992
B. M. Rankin, Jr.	74	Vice Chairman of the Board of the Company since January 2001. Private investor. Commissioner of PT Freeport Indonesia. Vice Chairman of the Board of McMoRan since 2001.	1995
J. Taylor Wharton	65	Special Assistant to the President for Patient Affairs, Professor, Gynecologic Oncology, The University of Texas M. D. Anderson Cancer Center. Commissioner of PT Freeport Indonesia. Director of McMoRan.	1995

Advisory Directors

      In February 2004, the board established the position of advisory director to provide general policy advice as requested by the board. The board appointed Gabrielle K. McDonald and J. Stapleton Roy as advisory directors, both of whom previously served as directors of the company. Judge McDonald’s principal occupation is serving as a judge on the Iran-United States Claims Tribunal, The Hague, The Netherlands since November 2001. Judge McDonald also renders consulting services to us and our affiliates pursuant to a consulting agreement, under which she serves as the Special Counsel on Human Rights to our Chairman of the Board. Mr. Roy is the managing director of Kissinger Associates, Inc., international consultants. Pursuant to a consulting agreement, Kissinger Associates, Inc. provides to us and our affiliates advice and consultation on specified world political, economic, strategic and social developments affecting our affairs. Mr. Roy previously served as Assistant Secretary of State for

Intelligence and Research from November 1999 until December 2000, as the United States Ambassador to Indonesia from 1996 until 1999, and as the United States Ambassador to China from 1991 to 1995.

Stock Ownership of Directors and Executive Officers

       Except as otherwise indicated below, this table shows the amount of our common stock each of our directors and named executive officers owned on March 12, 2004. Unless otherwise indicated, (a) the persons shown below do not beneficially own any of our preferred stock, and (b) all shares shown are held with sole voting and investment power and include, if applicable, shares held in our Employee Capital Accumulation Program (ECAP).

	Number of Shares	Number of Shares	Total Number
Name of	Not Subject	Subject to	of Shares	Percent
Beneficial Owner	to Options	Exercisable Options(1)	Beneficially Owned	of Class

Richard C. Adkerson(2)	479,272	1,264,153	1,743,425	*
Robert J. Allison, Jr.	5,000	7,500	12,500	*
Michael J. Arnold	32,598	69,968	102,566	*
R. Leigh Clifford(3)	23,931,100	15,000	23,946,100	11.9%
Robert A. Day(4)	114,262	72,017	186,279	*
Gerald J. Ford	10,000	15,000	25,000	*
H. Devon Graham, Jr.	2,000	15,000	17,000	*
Oscar Y. L. Groeneveld(3)	23,931,100	15,000	23,946,100	11.9%
Mark J. Johnson	378	12,489	12,867	*
J. Bennett Johnston	700	45,000	45,700	*
Bobby Lee Lackey	921	0	921	*
Adrianto Machribie	0	0	0	*
James R. Moffett(5)	1,425,257	1,452,000	2,877,257	1.4%
B. M. Rankin, Jr.(6)	674,067	0	674,067	*
J. Taylor Wharton(7)	43,234	15,000	58,234	*
Directors and executive officers as a group (16 persons)	26,733,245	3,023,114	29,756,359	14.6%

*	Ownership is less than 1%

(1)	Our common stock that could be acquired as of May 11, 2004, upon the exercise of options granted pursuant to our stock incentive plans.

(2)	Includes (a) 8,777 shares of our common stock held in his IRA and (b) 10,000 shares of our common stock held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership.

(3)	The common stock listed is held by a Rio Tinto affiliate. Both Messrs. Clifford and Groeneveld are executive directors of Rio Tinto. Messrs. Clifford and Groeneveld share voting and investment power with respect to these shares, but Messrs. Clifford and Groeneveld disclaim beneficial ownership. Messrs. Clifford and Groeneveld have also assigned the benefits of their options to the Rio Tinto affiliate.

(4)	Includes 15,325 shares of our common stock held in accounts and funds managed by affiliates of a corporation of which Mr. Day, as the chief executive officer, shares voting and investment power but as to which he disclaims beneficial ownership.

(5)	Includes (a) 1,355,023 shares of our common stock held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power, (b) 7,552 shares of our common stock held by his spouse, as to which he disclaims beneficial ownership, and (c) 42,100 shares of our common stock held by a foundation with respect to which Mr. Moffett, as president and a director, shares voting and investment power, but as to which he disclaims beneficial ownership.

(6)	All shares shown are held by a limited partnership in which Mr. Rankin is the sole shareholder of the sole general partner.

(7)	Includes (a) 26,937 shares of our common stock held by Mr. Wharton’s spouse, (b) 160 shares of our common stock held in an IRA for Mr. Wharton’s spouse, (c) 420 shares of our common stock held in his IRA, and (d) 5,089 shares of our common stock held by Mr. Wharton as custodian for his daughters.

Stock Ownership of Certain Beneficial Owners

       This table shows the owners of more than 5% of our outstanding common stock based on filings with the SEC. Unless otherwise indicated, all information is presented as of December 31, 2003, and all shares beneficially owned are held with sole voting and investment power.

			Percent of
	Number of Shares		Outstanding
Name and Address of Person	Beneficially Owned		Shares(1)

FMR Corp	20,922,712	(2)	11.1%
82 Devonshire Street Boston, Massachusetts 02109
Capital Research and Management Company	17,776,900	(3)	9.7%
333 South Hope Street Los Angeles, CA 90071
Rio Tinto International Holdings Limited	23,931,100	(4)	13.1%
6 St. James’s Square London SW1Y4LD England

(1)	Based on 183,367,092 shares of our common stock outstanding as of December 31, 2003.

(2)	Based on an amended Schedule 13G filed with the SEC on February 17, 2004, FMR Corp. has no voting power with respect to 19,137,954 of these shares. The total number of shares beneficially owned includes 4,565,730 shares of our common stock issuable upon conversion of $65,290,000 principal amount of our 8 1/4% convertible senior notes, and 693,184 shares of our common stock issuable upon conversion of $21,400,000 principal amount of our 7% convertible senior notes.

(3)	Based on an amended Schedule 13G filed with the SEC on January 9, 2004, Capital Research and Management Company has no voting power with respect to any of these shares and disclaims beneficial ownership with respect to all shares shown.

(4)	Based on an amended Schedule 13D dated as of May 6, 2002 and filed with the SEC on February 13, 2003, Rio Tinto International Holdings Limited, a subsidiary of Rio Tinto plc, shares with Rio Tinto plc voting and investment power with respect to all shares shown.

Executive Officer Compensation

       This table shows the compensation paid to our chief executive officer, and each of our four most highly compensated executive officers (with respect to salary and bonus only) other than the chief executive officer (the named executive officers). During 2003, Messrs. Moffett and Adkerson also provided services to and received compensation from McMoRan. Messrs. Arnold and Johnson were elected executive officers in December 2003.

Summary Compensation Table

							Long-Term Compensation Awards

	Annual Compensation						Awards		Payout

					Other			Securities
					Annual		Restricted	Underlying		All Other
Name and					Compensa-		Stock	Options/	LTIP	Compensa-
Principal Position(1)	Year	Salary	Bonus		tion(2)		Awards(3)	SARs	Payouts	tion(4)

James R. Moffett	2003	$2,500,000	$8,580,000		$284,714	(5)	—	—	$865,800	$622,413
Chairman of the Board	2002	2,500,000	2,750,000		265,342	(5)	—	1,598,614	784,800	604,666
	2001	2,500,000	2,750,000		172,044	(5)	—	—	727,200	545,425
Richard C. Adkerson	2003	1,250,000	—	(3)	74,509	(5)	$6,435,015	—	649,350	276,418
President and Chief	2002	1,250,000	1,031,250		83,830	(5)	517,938	799,307	588,600	271,784
Executive Officer	2001	1,250,000	1,031,250		60,377	(5)	515,620	—	545,400	242,477
Adrianto Machribie	2003	433,333	786,500		386,692	(6)	—	85,000	216,450	—
President Director	2002	433,333	725,000		392,694	(6)	—	84,857	196,200	—
	2001	406,250	600,000		438,105	(6)	—	75,000	181,800	67,500 (7)
Michael J. Arnold	2003	375,000	595,125	(3)	334,824	(8)	241,325	75,000	192,400	69,560
Chief Administrative Officer
Mark J. Johnson	2003	184,167	300,000		6,554		—	25,000	—	25,509
Senior Vice President and Chief Operating Officer

(1)	Mr. Moffett served as Chairman of the Board and Chief Executive Officer until December 2003, when Mr. Adkerson was elected President and Chief Executive Officer.

(2)	In addition to items disclosed in notes 5, 6 and 8 below, includes our payment of taxes in connection with certain benefits we provided to the named executive officers as follows:

Name	Year	Taxes Paid

Mr. Moffett	2003	$129,508
	2002	115,917
	2001	61,495

Mr. Adkerson	2003	$26,737
	2002	31,457
	2001	17,577

Mr. Machribie	2003	$108,312
	2002	63,076
	2001	102,477

Mr. Arnold	2003	$124,857

Mr. Johnson	2003	$6,554

Does not include perquisites that we provided to each named executive officer unless the aggregate amount in any year exceeded the threshold for disclosure under the SEC rules.

(3)	In December 1999, we adopted a restricted stock units program. This program provides our executives with the opportunity to receive a grant of restricted stock units (RSU) in lieu of all or part of their cash bonus for a given year. The RSUs will ratably convert into shares of our common stock over a three-year period on each grant date anniversary. The RSUs are awarded at a premium in order to compensate for risk. Dividend equivalents will be paid on the RSUs on the same basis as dividends are paid on our common stock. In 2003, Mr. Adkerson and Mr. Arnold elected to participate in the program as follows:

		12/31/03	Grant Date
Name	RSUs	Market Value*	Market Value*

Mr. Adkerson	175,030	N/A	$6,434,978
Mr. Arnold	6,563	N/A	241,289

*	RSUs were granted in February 2004 for 2003 bonus amounts.

As of December 31, 2003, based on the $42.17 market value per share of our common stock as of such date, (a) Mr. Adkerson held 83,899 restricted stock units, the aggregate value of which was $3,538,020, and (b) Mr. Arnold held 32,395 restricted stock units, the aggregate value of which was $1,366,097.

(4)	Except for Mr. Machribie, includes our contributions to defined contribution plans, our premium payments for universal life and personal excess liability insurance policies and director fees as follows:

		Plan	Insurance
Name	Year	Contributions	Premiums	Director Fees	Total

Mr. Moffett	2003	$537,990	$71,923	$12,500	$622,413
	2002	536,314	61,352	7,000	604,666
	2001	497,378	43,047	5,000	545,425
Mr. Adkerson	2003	265,160	11,258	—	276,418
	2002	262,870	8,914	—	271,784
	2001	236,320	6,157	—	242,477
Mr. Arnold	2003	67,660	1,900	—	69,560
Mr. Johnson	2003	24,734	775	—	25,509

(5)	Includes the following perquisites that we provided to Mr. Moffett and Mr. Adkerson: (a) matching gifts under the matching gifts program, (b) use of company facilities and (c) other perquisites.

		Matching Gifts
Name	Year	Payments	Facilities Usage	Other Perquisites	Total

Mr. Moffett	2003	$40,000	$76,386	$38,820	$155,206
	2002	40,000	69,133	40,292	149,425
	2001	39,210	57,339	14,000	110,549
Mr. Adkerson	2003	40,000	—	7,772	47,772
	2002	40,000	—	12,373	52,373
	2001	40,000	—	2,800	42,800

(6)	Includes $42,218 of an annual retirement benefit in each of 2003 and 2002 (see “— Retirement Benefit Programs”), and includes $236,162, $287,400, and $335,628 of perquisites that we provided to Mr. Machribie in 2003, 2002 and 2001, consisting of (a) $26,667 and $40,000 of principal payments on non-interest bearing loans to Mr. Machribie from us that were forgiven in 2002 and 2001; (b) $739 and $3,071 of imputed interest in 2002 and 2001 on these loans; (c) $228,751, $251,575 and $286,822 for use of a company owned residence in Indonesia in 2003, 2002 and 2001; and (d) $7,411, $8,419 and $5,735 for other perquisites in 2003, 2002 and 2001.

(7)	Relates to an accrued lump sum retirement benefit provided to Mr. Machribie (see “— Retirement Benefit Programs”).

(8)	Includes $76,568 in annual leave reimbursements, $63,402 for relocation expenses paid on Mr. Arnold’s behalf, and $69,997 in other perquisites provided to Mr. Arnold.

      This table shows all stock options that we granted to named executive officers in 2003.

Option Grants in 2003

	Number of	Percent of
	Securities	Options
	Underlying	Granted to
	Options	Employees in	Exercise or		Grant Date
Name	Granted(1)	2003	Base Price	Expiration Date	Present Value(2)

Adrianto Machribie	85,000	7.6%	$18.885	February 4, 2013	$853,400
Michael J. Arnold	75,000	6.7%	18.885	February 4, 2013	753,000
Mark J. Johnson	25,000	2.2%	18.885	February 4, 2013	251,000

(1)	25% of the stock options become exercisable on each of the next four anniversaries of the grant date. All of the stock options will become immediately exercisable in their entirety if (a) any person or group of persons acquires beneficial ownership of shares representing 20% or more of the company’s total voting power or (b) under certain circumstances, the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof. In addition, each stock option has an equal number of tandem “limited rights,” which may be exercisable only for a limited period in the event of a tender offer, exchange offer, a series of purchases or other acquisitions or any combination thereof resulting in a person or group of persons becoming a beneficial owner of shares representing 40% or more of the company’s total voting power. Each limited right entitles the holder to receive cash equal to the amount by which the highest price paid in such transaction exceeds the exercise price.

(2)	The Black-Scholes option pricing model was used to determine the grant date present value of the stock options that we granted to the listed officers. The grant date present value was calculated to be $10.04 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option as set forth under the column labeled “Exercise or Base Price”; (b) a fair market value of $18.885 for one share of our common stock on the grant date; (c) no dividends (at the time of grants in February 2003, no dividends were being paid on our common stock); (d) a term of 7 years based on an analysis of the average historical term for such stock options; (e) a stock volatility of 47%, based on an analysis of weekly closing prices of our common stock over the 7-year period prior to the grant date; and (f) an assumed risk-free interest rate of 3.7%, this rate being equivalent to the yield on the grant date on a zero-coupon U.S. Treasury note with a maturity date comparable to the expected term of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

      This table shows the option exercises in 2003 and all outstanding stock options held by each of the named executive officers as of December 31, 2003. All of these options relate to our common stock.

Aggregated Option Exercises in 2003 and Options at December 31, 2003

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
	Shares		Options/SARs at	Options/SARs at
	Acquired on	Value	December 31, 2003	December 31, 2003
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

James R. Moffett	1,799,653	$20,988,175	2,680,000/1,198,961	$46,695,825/$33,343,600
Richard C. Adkerson	768,430	10,403,524	1,574,826/ 599,481	33,779,231/ 16,671,814
Adrianto Machribie	306,388	3,698,000	27,500/ 204,893	357,019/ 5,393,554
Michael J. Arnold	281,504	3,829,211	0/ 179,906	0/ 4,733,621
Mark J. Johnson	36,517	223,088	0/ 61,844	0/ 1,634,456

      This table shows all long-term incentive plan awards that we made in 2003 to each of the named executive officers.

Long-Term Incentive Plans — Awards in 2003

			Estimated
			Future
		Performance	Payouts
	Number of	or Other	Under
	Shares, Units	Period Until	Non-Stock
	or Other	Maturation	Price-Based
Name	Rights(1)	or Payout	Plans(2)

James R. Moffett	250,000	12/31/06	$1,580,000
Richard C. Adkerson	200,000	12/31/06	1,264,000
Adrianto Machribie	70,000	12/31/06	442,400
Michael J. Arnold	55,000	12/31/06	347,600
Mark J. Johnson	20,000	12/31/06	126,400

(1)	Represents the number of performance units covered by performance awards we granted in 2003 under our Long-Term Performance Incentive Plan (Long-Term Plan). As of December 31 of each year, each named officer’s performance award account will be credited with an amount equal to the “annual earnings per share” or “net loss per share” (as defined in the Long-Term Plan) for that year multiplied by the number of performance units then credited to such performance award account. Annual earnings per share or net loss per share includes the net income or net loss of each of our majority-owned subsidiaries that are attributable to equity interests that we do not own. The Corporate Personnel Committee may, however, in the exercise of its discretion, prior to crediting the named executive officers’ performance award accounts with respect to a particular year, reduce or eliminate the amount of the annual earnings per share that otherwise would be credited to any performance award account for the year. The balance in the performance award account is generally paid as soon as practicable after December 31 of the year in which the third anniversary of the award occurs.

(2)	These amounts were calculated using the 2003 annual earnings per share (as defined in the Long-Term Plan) applied over a four-year period. Future payments attributable to these awards will be determined based on actual earnings over this period.

Employment Agreements and Change of Control Agreements

      Recent Amendments. In April 2001, we entered into employment agreements and change of control agreements with Messrs. Moffett and Adkerson. The Corporate Personnel Committee, advised by an independent compensation consultant, established the terms of these agreements, which were then approved by our board. In December 2003, we amended certain terms of the employment agreements and change of control agreements with Messrs. Moffett and Adkerson. The amendments were approved by the Corporate Personnel Committee, which was advised by an independent compensation consultant and independent legal counsel, and were then recommended to and approved by our board. The employment agreements and change of control agreements were amended to:

•	extend the term of each agreement through December 31, 2008, from April 30, 2006 for Mr. Moffett, and from April 30, 2005 for Mr. Adkerson,

•	reduce the severance multiple from four times (and five times for an unsolicited transaction) to three times specified compensation in all circumstances, and

•	revise the definition of specified compensation to (a) the executive’s base salary plus the highest bonus paid during the previous three years rather than (b) the executive’s base salary plus the highest bonus paid during the previous three years, but with such bonus limited to two times base salary.

      Employment Agreements. The employment agreement with Mr. Moffett, as recently amended, provides for a base salary of $2,500,000 per year and eligibility for a bonus under our annual incentive plan. Mr. Moffett continues to be eligible for all other benefits and compensation, including stock options and long-term performance units, generally provided to our most senior executives. The agreement will continue through December 31, 2008, with automatic one-year extensions unless a change of control occurs or our Corporate Personnel Committee notifies Mr. Moffett of its intent not to extend the agreement.

      The employment agreement with Mr. Adkerson, as recently amended, provides for a base salary of $1,250,000 per year and eligibility for a bonus under our annual incentive plan. Mr. Adkerson also continues to be eligible for all other benefits and compensation, including stock options and long-term performance units, generally provided to our most senior executives. The agreement will continue through December 31, 2008, with automatic one-year extensions unless a change of control occurs or our Corporate Personnel Committee notifies Mr. Adkerson of its intent not to extend the agreement.

      The employment agreements also provide that if we terminate the executive’s employment without cause (as defined in the agreement) or the executive terminates employment for good reason (as defined in the agreement), we will make certain payments and provide certain benefits to the executive, including:

•	payment of a pro rata bonus for the year in which the termination of employment occurs,

•	a cash payment equal to three times the sum of (a) the executive’s base salary plus (b) the highest bonus paid to the executive for any of the preceding three years,

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier, and

•	acceleration of the vesting and payout of all stock options, restricted stock units and long-term performance incentive plan units.

      If the executive’s employment terminates as a result of death, disability or retirement, benefits to the executive or his estate include the payment of a pro rata bonus for the year of termination, a cash payment ($1.8 million for Mr. Moffett and $900,000 for Mr. Adkerson) and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier.

      As a condition to receipt of these severance benefits, the executive must retain in confidence all confidential information known to him concerning our business and us so long as the information is not otherwise publicly disclosed. Further, Messrs. Moffett and Adkerson have each agreed not to compete with us for a period of two years after termination of employment.

      Change of Control Agreements — Messrs. Moffett and Adkerson. The change of control agreements for Messrs. Moffett and Adkerson, as recently amended, will replace the employment agreements if a change of control of our company (as defined in the change of control agreements) occurs. If the change of control occurs prior to December 31, 2008, the agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed until the later of the third anniversary of the change of control or December 31, 2008.

      If the executive is terminated without cause or if the executive terminates for “good reason” during the covered period after a change of control, the executive is generally entitled to receive the same payments and benefits that he would receive in the event of a similar termination under the employment agreements, described above. The term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction.

      If employment terminates as a result of death, disability or retirement following a change of control, the executive will receive the same benefits described above under “Employment Agreements” in the event of death, disability or retirement, except for the cash payment.

      In addition, the change of control agreements provide that the executives are entitled to receive a payment in an amount sufficient to make the executives whole for any excise tax on amounts payable under the agreements that are considered to be excess parachute payments under Section 4999 of the Internal Revenue Code.

      The confidentiality and non-competition provisions of the executives’ employment agreements continue to apply after a change of control.

      Change of Control Agreements — Messrs. Arnold and Johnson. In February 2004, we entered into change of control agreements with Messrs. Arnold and Johnson. These agreements were approved by our Corporate Personnel Committee, which was advised by an independent compensation consultant and independent legal counsel, and were then recommended to and approved by our board. If a change of control (as defined in the change of control agreements) occurs prior to December 31, 2008, the agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed until the later of the third anniversary of the change of control or December 31, 2008.

      If the executive is terminated without cause or if the executive terminates for “good reason” during the covered period after a change of control, the executive is generally entitled to receive the following:

•	payment of a pro rata bonus for the year in which the termination of employment occurs,

•	a cash payment equal to three times the sum of (a) the executive’s base salary plus (b) the highest bonus paid to the executive for any of the preceding three years,

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier, and

•	acceleration of the vesting and payout of all stock options, restricted stock units and long-term performance incentive plan units.

The term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction. In addition, the change of control agreements provide that the executives are entitled to receive a payment in an amount sufficient to make the executives whole for any excise tax on amounts payable under the agreements that are considered to be excess parachute payments under Section 4999 of the Internal Revenue Code.

      Executive Change of Control Severance Plan — Mr. Machribie. Certain executives, including Mr. Machribie, are subject to our executive change of control severance plan. Under the plan, if a change of control (as defined in the plan change of control agreements) occurs, and an executive is terminated without cause or if he terminates for “good reason” during the covered period after a change of control, he is generally entitled to receive the following:

•	payment of a pro rata bonus for the year in which the termination of employment occurs,

•	a cash payment equal to the sum of (a) the executive’s base salary plus (b) the highest bonus paid to the executive for any of the preceding three years,

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier, and

•	acceleration of the vesting and payout of all stock options, restricted stock units and long-term performance incentive plan units.

      The term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction. In addition, the plan provides that the executives are entitled to receive a payment in an amount sufficient to make the executives whole for any excise tax on amounts payable under the agreements that are considered to be excess parachute payments under Section 4999 of the Internal Revenue Code.

Retirement Benefit Programs

      Under our cash-balance program and that of the FM Services Company, one of our wholly owned subsidiaries (the Services Company), each participant, including each of the named executive officers other than Mr. Machribie, is entitled to benefits based upon the sum of his starting account balance, annual benefit credits and annual interest credits allocated to his “account.” The starting account balance is equal to the value of the participant’s accrued benefit as of June 30, 1996, under the prior plan, as further described below. The annual benefit credits consist of two parts: (1) 4% of the participant’s earnings for the year in excess of the social security wage base for the year; and (2) a percentage of the participant’s total earnings for the year. The percentage of total earnings is determined as follows:

•	15%, if as of December 31, 1996, the participant’s age plus service totaled 65 or more, he was at least 50 years old and had at least 10 years of service,

•	10%, if as of December 31, 1996, the participant’s age plus service totaled 55 or more, he had at least 10 years of service, and he did not meet the requirements for a 15% allocation,

•	7%, if as of December 31, 1996, the participant’s age plus service totaled 45 or more, he had at least 5 years of service, and he did not meet the requirements for a greater allocation, and

•	4%, if the participant did not meet the requirements for a greater allocation.

      The annual interest credit is equal to the account balance at the end of the prior year multiplied by the annual yield on 10-year U.S. Treasury securities on the last day of the preceding year. This interest credit was 3.83% for 2003. Interest credits cease at the end of the year in which the participant reaches age 60. Upon retirement, a participant’s account balance is payable either in a lump sum or an annuity, as selected by the participant. A participant’s “earnings” are comprised of annual base salary (see “Salary” in the Summary Compensation Table above), plus 50% of certain bonuses (see “Bonus” in the Summary Compensation Table above). Years of service include not only years with us or the Services Company but also any years with our predecessors.

      The cash-balance program for both our company and the Services Company replaced the prior plan, which was a traditional defined-benefit plan paying benefits determined primarily by the individual’s final average earnings and years of service. If a participant’s age plus service equaled 65 or more as of December 31, 1996, and as of that date the participant had both attained age 50 and had at least 10 years of service, the participant is “grandfathered” into a benefit under the cash-balance program of no less than the benefit under the prior plan’s formula based on years of service and final average earnings.

      In 2000, we discontinued accrual of benefits under the cash-balance program. Annual benefit credits ceased effective June 30, 2000. As of that date the account balances of eligible participants were increased by a final half-year benefit credit plus a special benefit credit of 3.5% of the account balance. Interest credits are not affected by the cessation of benefit credits.

      The cash-balance program consisted of two plans: a funded qualified plan and an unfunded non-qualified plan. The present value of the benefit earned by each participant under the non-qualified plan was transferred, effective June 30, 2000, to our unfunded non-qualified defined contribution plan. Our non-qualified defined contribution plan allows participants who earn over the qualified plan limits to contribute to such plan and to receive company contributions. The company contributes a percentage of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for Messrs. Moffett, Adkerson, Arnold and Johnson in place of the former cash-balance plan credits. Participants also may elect to contribute up to 50% of their base salary in excess of the qualified plan limits. The participant’s contributions will be matched at 100%, limited to the first 5% of their compensation over qualified plan limits. As of December 31, 2003, the unfunded balances under our non-qualified defined contribution plan for each named executive officer (other than Mr. Machribie, who does not participate in this plan), were as follows: $7.4 million for Mr. Moffett, $2.6 million for Mr. Adkerson, $0.6 million for Mr. Arnold, and approximately $16,000 for Mr. Johnson.

      We have formally terminated the qualified cash-balance plan and will distribute all assets upon receiving IRS approval of the termination. Approval has been delayed while the IRS develops a policy regarding all plans that have converted to the account balance type of design. We will contribute to the plan any amount needed to complete the funding of benefits. When IRS approval is received, a participant will be able to elect to receive his or her benefit under the cash-balance plan in the form of either an annuity contract issued by an insurance company, or in a single lump sum that can be transferred into another qualified plan (such as our ECAP) or an IRA, or received in cash subject to applicable tax withholdings. If paid in a single lump sum as of December 31, 2003, the amount paid to each of the named executive officers (other than Mr. Machribie) would have been as follows: $136,704 for Mr. Moffett, $98,736 for Mr. Adkerson, $144,441 for Mr. Arnold, and $132,188 for Mr. Johnson.

      In February 2004, we established a Supplemental Executive Retirement Plan (SERP) for Messrs. Moffett and Adkerson. The Corporate Personnel Committee, advised by an independent compensation consultant, approved the SERP, which was then recommended to and approved by our board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity or an equivalent lump sum. The annuity will equal a percentage of executive’s highest average compensation for any consecutive three-year period during the five years immediately preceding the earlier of the executive’s retirement or completion of 25 years of credited service. For this calculation, the percentage will equal 2% for each year of credited service up to 25 years, or a maximum of 50%, and the compensation will equal the sum of base salary (see “Salary” in the Summary Compensation Table above) and bonus (see “Bonus” in the Summary Compensation Table above), with bonus limited to 200% of base salary.

      The SERP benefit will be reduced by the value of all benefits received under the cash-balance program and any other defined-benefit plan or defined-contribution plan (qualified and non-qualified), sponsored by the company, the Services Company, or by any predecessor employer (including Freeport-McMoRan Inc.). In addition, the SERP benefit will be reduced by 3% per year if early retirement precedes age 65. Both Messrs. Moffett and Adkerson are 100% vested under the SERP due to the length of their credited service, which as of December 31, 2003, was 22.5 years for Mr. Moffett and 14.8 years for Mr. Adkerson. Using their current compensation and assuming both continue in their current positions and retire on December 31, 2008, the termination date of their current employment agreements, the estimated annual amounts that would be paid in accordance with the SERP would be $1.4 million for Mr. Moffett and $0.7 million for Mr. Adkerson.

      Under PT Freeport Indonesia’s retirement plan for Indonesian employees, each participant, including Mr. Machribie, is entitled to benefits based upon the participant’s years of service and monthly base salary at the time of retirement. All benefits under the retirement plan are payable in rupiah, Indonesia’s currency. A participant’s retirement benefit is calculated by multiplying 1.5 by the participant’s years of service by the participant’s monthly base salary at the time of retirement. Under Indonesian law and the retirement plan, Mr. Machribie was deemed retired upon reaching the age of 60 on July 1, 2001. Mr. Machribie’s annual retirement benefit is an accrued lump sum benefit of U.S. $67,500, which he received in 2001 (paid in rupiah), and an annual annuity payment of U.S. $42,218 for life, which commenced in 2002 (payable in rupiah, translated at an exchange rate of approximately 9,838 rupiah per U.S. $1.00).

      Because Mr. Machribie is no longer eligible to participate in PT Freeport Indonesia’s retirement plan but he continues to work for us, PT Freeport Indonesia has agreed to pay Mr. Machribie a one-time, lump sum cash payment upon conclusion of his employment with us. This payment will be determined by PT Freeport Indonesia in its sole discretion but in no event will be less than U.S. $50,000 for each full year of service rendered by Mr. Machribie beginning from July 1, 2001.

Corporate Personnel Committee Report on Executive Compensation

       The Corporate Personnel Committee, which is composed of four independent directors, determines the compensation of our executive officers and administers our annual incentive, long-term incentive, and stock option plans. The committee’s executive compensation philosophy is to:

•	emphasize performance-based compensation that balances rewards for both short- and long-term results,

•	tie compensation to the interests of stockholders, and

•	provide a competitive level of total compensation that will attract and retain talented executives.

      A primary goal of the committee is to position us to attract and retain the highest level of executive talent. To accomplish this goal, the committee targets our executive compensation levels in the top quartile of comparable companies, including companies in other industries whose operational, corporate financing, and other activities are considered comparable to those activities in which we engaged in recent years under the management of our executive officers.

Overview of 2003 Compensation

      Executive officer compensation for 2003 included base salaries, annual incentive awards, long-term incentive awards, stock options, and, in some cases, restricted stock units. As part of our program to conserve cash in 1998, Messrs. Moffett and Adkerson agreed to cap their annual cash incentive awards through 2002 at $2.75 million for Mr. Moffett and $1.375 million for Mr. Adkerson in return for grants of immediately exercisable options. Accordingly, these limits on annual cash incentive awards no longer applied during 2003. In April 2001, we entered into employment agreements with Messrs. Moffett and Adkerson, which incorporated the provisions of the 1998 arrangement. The employment agreements were amended in December 2003 to extend their terms through December 31, 2008, and revise the formula for determining the severance payments due each of Messrs. Moffett and Adkerson under certain circumstances. See “Executive Officer Compensation — Employment Agreements and Change of Control Agreements.” In addition, we recently adopted a new supplemental executive retirement plan for Messrs. Moffett and Adkerson. See “Executive Officer Compensation — Retirement Benefit Programs.”

Base Salaries

      We established the base salaries of the executive officers at appropriate levels after consideration of each executive officer’s responsibilities. In October 2000, we announced a management reorganization pursuant to which Messrs. Moffett and Adkerson assumed significantly increased roles in the management of the affairs of our company. As a result, we increased the annual base salary of Mr. Moffett to $2.5 million and Mr. Adkerson to $1.25 million effective October 1, 2000. In December 2003, we undertook a further management reorganization, whereby we separated the roles of the chairman and the chief executive officer in order to strengthen our corporate governance structure. At that time, we also amended the employment agreements with Messrs. Moffett and Adkerson, which now provide that their base salaries will remain at the current levels through December 31, 2008.

Annual Incentive Awards

      We provide annual cash incentives to executive officers through our annual incentive plan and performance incentive awards program. Awards paid under these plans in 2003 were based on a return on investment threshold, the level of cash flow from operations, and operational and strategic accomplishments during 2003, including accomplishments in the areas of exploration, production, management, and strategic planning.

      Annual Incentive Plan. The annual incentive plan is designed to provide performance-based awards to those executive officers whose performance can have a significant impact on our profitability and future growth. Four of our named executive officers participated in the annual incentive plan for 2003.

Mr. Johnson, who became an executive officer in December 2003, did not participate for 2003. At the beginning of 2003, each participant was assigned a percentage share of the aggregate award pool for 2003 based on that person’s position and level of responsibility. Under the terms of the annual incentive plan, no awards will be made for any year if our five-year average return on investment (generally, consolidated net income divided by consolidated stockholders’ equity and long-term debt, including the minority interests’ share of subsidiaries’ income and stockholders’ equity) is less than 6%. During the five-year period ending in 2003, the average return on investment was 9.87%. When determining the aggregate awards granted under the annual incentive plan for 2003, the committee considered as a guideline 2.5% of net cash flow from operations in 2003, which is the maximum amount that may be awarded under the annual incentive plan to executive officers whose compensation is subject to the limitation on deductible compensation imposed by Section 162(m) of the Internal Revenue Code.

      After reviewing the performance factors and accomplishments described above, the committee concluded that our performance had exceeded expectations. As explained above, the individual cash awards paid to Messrs. Moffett and Adkerson under the annual incentive plan were no longer capped in 2003. The committee approved an incentive pool of 2.5% of the net operating cash flow.

      Performance Incentive Awards Program. Our performance incentive awards program is designed to provide performance-based annual cash awards to certain officers and managers who do not participate in the annual incentive plan. In 2003, each participant in the performance incentive awards program was assigned a target award based upon level of responsibility. After a review of the performance measures and accomplishments described above, the committee established an award pool for 2003 that totaled 1.22% of net operating cash flow. Individual performance is an important factor considered in determining the actual awards paid under the performance incentive awards program.

Restricted Stock Unit Plan

      In 1999, as part of our efforts to conserve cash and to further align the interests of the executives with those of the stockholders, the committee approved a program that allowed certain officers and managers the opportunity to receive a grant of restricted stock units with respect to shares of our common stock in lieu of all or part of their cash bonus for a given year. The restricted stock units will vest ratably over a three-year period. To compensate for the restrictions and risk of forfeiture, the restricted stock units were awarded at a 50% premium to the market value on the grant date. The program was not intended to increase the overall compensation of the officers and managers. An independent compensation consultant reviewed the program and concluded that its design was appropriate and in line with other similarly situated companies.

Stock Options and Long-Term Incentives

      Stock option and long-term incentive award guidelines are intended to provide a significant potential value to reinforce the importance of stockholder value creation. The committee encourages executive officers to accumulate significant equity ownership in our company by granting stock options. The committee believes that larger, multi-year stock option awards rather than smaller, annual awards provide a more powerful incentive to the company’s most senior executive officers to achieve sustained growth in stockholder value over the long term. As a result, the committee grants Messrs. Moffett and Adkerson stock option awards every three years. In keeping with the committee’s philosophy, the committee granted stock options to each of them in 2002, but did not grant stock options to them in 2003.

      The committee continues to make annual stock option grants to other officers. In 2003, our other named executive officers received stock options based on guidelines that relate to the position of each officer. The exercise price of each stock option is equal to the fair market value of a share of our common stock on the grant date.

      The committee also compensates officers for long-term performance with annual grants of performance units. Performance units are designed to link a portion of executive compensation to cumulative earnings per share because we believe that sustained profit performance will help support increases in stockholder value. Each outstanding performance unit is annually credited with an amount equal to the annual earnings per share, as defined in the plan, for a four-year period. These credits are paid in cash after the end of the four-year period.

Section 162(m)

      Section 162(m) limits to $1 million a public company’s annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee’s policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

      The committee believes that the stock options, annual incentive awards, and performance units qualify for the exclusion from the deduction limitation under Section 162(m). With the exception of a portion of the salary paid to our chairman of the board and our president and chief executive officer, the committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from Section 162(m) should not exceed $1 million in any given year and therefore will qualify for deductibility.

Dated: March 12, 2004

H. Devon Graham, Jr., Chairman	Bobby Lee Lackey
Robert J. Allison, Jr.	J. Taylor Wharton

Compensation Committee Interlocks and Insider Participation

       The current members of our Corporate Personnel Committee are Messrs. Allison, Graham, Lackey and Wharton. In 2003, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as our director or on our Corporate Personnel Committee.

Audit Committee Report

       The Audit Committee is currently composed of three directors, all of whom are independent, as defined in the New York Stock Exchange’s listing standards. We operate under a written charter approved by our committee and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the company’s independent auditors and its internal auditors and (4) the independence of the company’s independent auditors.

      We review the company’s financial reporting process on behalf of our board. The Audit Committee’s responsibility is to monitor this process, but the Audit Committee is not responsible for preparing the company’s financial statements or auditing those financial statements. Those are the responsibilities of management and the company’s independent public accountants, respectively.

Appointment of Independent Auditors; Financial Statement Review

      In February 2003, in accordance with our charter, our committee appointed Ernst & Young LLP as the company’s independent auditors for 2003. We have reviewed and discussed the company’s audited financial statements for the year 2003 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.

      We have received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

      In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2003, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

      In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year 2003.

Internal Audit

      We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditors. In February 2003, in accordance with our charter, our committee appointed PricewaterhouseCoopers LLP as the company’s internal auditors for 2003. We have discussed with PricewaterhouseCoopers the scope of their audit plan, and have met with them to discuss the results of their reviews, their evaluation of the company’s processes and internal controls, any difficulties or disputes with management encountered during the course of their reviews, and other matters relating to the internal audit process. The internal auditors also met with us without management being present to discuss these matters.

      PricewaterhouseCoopers, which has served as the company’s internal auditors since 1993, has been precluded under the new auditor independence rules from providing internal audit services to us following completion of its 2003 internal audit activities. As a result, in February 2004, our committee appointed Deloitte & Touche LLP as the company’s internal auditors for 2004.

Dated: March 12, 2004

Robert A. Day, Chairman	Gerald J. Ford	H. Devon Graham, Jr.

Independent Auditors

Fees and Related Disclosures for Accounting Services

      The following table discloses the fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years:

	2003	2002

Audit Fees	$966,500	$643,639
Audit Related Fees(1)	71,181	100,950
Tax Fees(2)	323,484	184,128
All Other Fees(3)	—	14,756

(1)	Includes services rendered for audits of the company’s employee benefit plans and accounting consultations, services rendered in connection with the merger of two of the company’s subsidiaries, and due diligence services.

(2)	Relates to services rendered for domestic and international tax planning, advice and compliance services.

(3)	Relates primarily to services rendered to assist the company’s Spanish subsidiary in confirming that it was complying with the International Organization for Standardization’s quality standards.

      The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of the independent auditors.

      Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and tax services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the Audit Committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the Chairperson of the Audit Committee, provided that the total anticipated costs of all such projects pre-approved by the Chairperson during any fiscal quarter does not exceed $60,000.

      At each regularly-scheduled Audit Committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the Chairperson since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by the independent auditors. Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditors has been approved in advance by the Audit Committee, and none of those services required use of the de minimus exception to pre-approval contained in the SEC’s rules.

Selection and Ratification of the Independent Auditors

      Arthur Andersen LLP audited our financial statements for 2001 and had served as our independent auditors since 1988. On July 10, 2002, we decided to replace Arthur Andersen as our independent accountants. Our Audit Committee and board of directors approved this action. Arthur Andersen ceased to practice before the SEC effective August 31, 2002.

      The audit report issued by Arthur Andersen on our consolidated financial statements as of and for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor was it either qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal year that ended December 31, 2001 and continuing through July 10, 2002, we had no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the matter of disagreement in their report on the financial statements. Arthur Andersen previously communicated to us that they informed the SEC that they were unable to provide letters that corroborate or invalidate the statements we have made in any public disclosure, as required by the SEC.

      None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during our two fiscal years ended December 31, 2001 and December 31, 2000, and through July 10, 2002.

      Also on July 10, 2002, we appointed Ernst & Young LLP to replace Arthur Andersen as our independent accountants. Our Audit Committee and board also approved the selection of Ernst & Young. In February 2004, our Audit Committee appointed Ernst & Young as our independent accountants for 2004. During the two fiscal years ended December 31, 2001 and December 31, 2000, and the subsequent interim period through July 10, 2002, we did not consult with Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

      Our Audit Committee and board of directors seek stockholder ratification of the Audit Committee’s appointment of Ernst & Young to act as the independent auditors of our and our subsidiaries’ financial statements for the year 2004. If the stockholders do not ratify the appointment of Ernst & Young, our Audit Committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Performance Graph

       The following graph compares the change in the cumulative total stockholder return on our common stock with the cumulative total return of the S&P 500 Stock Index and the cumulative total return of the Dow Jones Other Non-Ferrous Metals Group Index (Americas) from 1999 through 2003. This comparison assumes $100 invested on December 31, 1998 in (a) Freeport-McMoRan Copper & Gold Inc. Class B common stock, (b) S&P 500 Stock Index and (c) Dow Jones Other Non-Ferrous Metals Group Index (Americas).

Comparison of Cumulative Total Return*

Freeport-McMoRan Copper & Gold Inc.,
S&P 500 Stock Index and Dow Jones
Other Non-Ferrous Metals Group Index (Americas)

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	1998	1999	2000	2001	2002	2003

Freeport-McMoRan Copper & Gold Inc.	$100.00	$202.40	$82.04	$128.29	$160.77	$408.10
Dow Jones Other Non-Ferrous Metals Group Index (Americas)	$100.00	$146.94	$131.16	$80.14	$85.95	$196.49
S&P 500 Stock Index	$100.00	$121.04	$110.02	$96.95	$75.52	$97.18

*	Total Return Assumes Reinvestment of Dividends

Certain Transactions

       We are parties to a services agreement with the Services Company, under which the Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services on a cost-reimbursement basis. We pay an allocable portion of expenses from consulting arrangements that the Services Company has entered into, some of which are described below.

      B. M. Rankin, Jr. and the Services Company are parties to an agreement under which Mr. Rankin renders services to us, McMoRan and Stratus Properties Inc. relating to finance, accounting and business development. The Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2003, the Services Company paid Mr. Rankin $490,000 ($316,900 of which was allocated to us) pursuant to this agreement. Mr. Rankin also received imputed income of $40,434 relating to reimbursement for a portion of his office rent and for the services of an executive secretary employed by the Services Company. In addition, Mr. Rankin received imputed income of $35,250 for his use of company chartered aircraft.

      J. Bennett Johnston and the Services Company are parties to an agreement, renewable annually, under which Mr. Johnston provides consulting services to us and our affiliates relating to international relations and commercial matters. Under this agreement, which was amended effective May 1, 2003, Mr. Johnston receives an annual consulting fee of $265,000 and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing services. In 2003, the Services Company paid Mr. Johnston $260,000, plus out-of-pocket expenses, pursuant to this agreement, all of which was allocated to us. The annual consulting fee includes Mr. Johnston’s annual fee for serving on our board.

Proposal to Adopt the 2004 Director Compensation Plan

       Our board of directors unanimously proposes that our stockholders approve the 2004 Director Compensation Plan (the Plan), which is summarized below and attached as Annex A to this proxy statement. Because this is a summary, it does not contain all the information that may be important to you. You should read Annex A carefully before you decide how to vote.

Reasons for the Proposal

      The purpose of the Plan is to promote the interests of our company and stockholders by strengthening our ability to attract, motivate and retain directors of experience and ability, and to encourage the highest level of director performance by providing directors with a proprietary interest in the company’s financial success and growth. No new awards may be granted under our company’s 1995 Stock Option Plan for Non-Employee Directors after May 1, 2004, thus no additional awards will be made to eligible directors under that plan.

Summary of the 2004 Director Compensation Plan

Administration

      The Plan will be administered by the Corporate Personnel Committee of our board of directors, which is currently made up of four independent members of our board. The Corporate Personnel Committee has full power and authority to interpret the Plan, prescribe, amend and rescind Plan rules and to make any determinations necessary or desirable for the administration of the Plan. However, the Corporate Personnel Committee does not have the authority to make discretionary grants of awards under the Plan.

Eligible Participants

      The following persons are eligible to participate in the Plan:

•	our non-employee directors (currently 10 directors), and

•	our advisory directors (currently two advisory directors).

Number of Shares

      The maximum number of shares of our common stock with respect to which we will be permitted to grant awards under the Plan is 1,000,000, or less than 0.5% of our outstanding common stock as of the record date. In addition, the Plan provides for the one-time grant of 66,882 stock appreciation rights as discussed under “Replacement Grants” below.

      Shares subject to awards that are forfeited or canceled will again be available for awards. If the exercise price of any option granted under this Plan is satisfied by tendering shares of common stock to the company, only the number of shares of common stock issued net of the shares of common stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of common stock available for delivery under the Plan. The shares issued or delivered upon the exercise of options or the vesting of RSUs may be either authorized but unissued shares of our common stock or shares acquired by us on the open market or otherwise.

      On March 19, 2004, the closing price on the New York Stock Exchange of a share of our common stock was $41.95.

Types of Stock Compensation

      Beginning with 2004 and throughout the term of the Plan (provided shares of our common stock remain available for issuance thereunder), each eligible director shall receive an option to acquire 10,000 shares of our common stock and 2,000 restricted stock units (or RSUs) on June 1st of each year. Upon any person’s initial election or appointment as an eligible director, otherwise than at an annual meeting of stockholders, such person shall be granted an option to acquire 10,000 shares of our common stock and 2,000 RSUs if less than six full calendar months have elapsed since the most recent annual meeting. If six or more full calendar months have elapsed since the most recent annual meeting, then the eligible director shall receive an option to acquire 5,000 shares of our common stock and 1,000 RSUs.

      Terms of Options. The exercise price of the options shall be equal to the fair market value of our common stock at the time of grant, except in the case of the replacement grants discussed below. This plan prohibits the reduction in the exercise price of stock options without stockholder approval. Further, except in the context of the replacement grants discussed below, the options shall have a term of ten years and will become exercisable ratably on the first, second, third and fourth anniversaries of the applicable grant date. If, however, there is a change of control, the options shall become immediately exercisable. No action by the Corporate Personnel Committee shall cause a reduction in the exercise price of an option without stockholder approval.

      The Corporate Personnel Committee may cancel an award in consideration of a cash payment or alternative award equal in value to the cancelled award.

      The option exercise price may be paid in one or more of the following having an aggregate fair market value equal to the aggregate exercise price of the shares of our common stock with respect to which the option is exercised:

•	cash,

•	cash equivalent,

•	shares of our common stock that, unless otherwise determined by the Corporate Personnel Committee, have been held by the optionee for at least six months, or

•	through a “cashless” exercise arrangement with a broker approved in advance by the company.

      Terms of Restricted Stock Units. Restricted stock units represent the right to automatically receive from the company on the respective scheduled vesting date for such RSU one share of our common stock. An RSU does not entitle the participant to any incidents of ownership (a) in any share of our common stock until the RSU vests and the participant is issued the share to which such RSU relates or (b) in any cash, securities or property credited to or deposited in a dividend equivalent account (which is interest-

bearing) related to such RSU until such RSU vests. Similar to the options, the RSUs will vest ratably on the first, second, third and fourth anniversaries of the applicable grant date; however, in the event of a change of control or the death, disability or retirement of the eligible director, all unvested RSUs shall become vested.

Replacement Grants

      On February 9, 2004, Gabrielle K. McDonald and J. Stapleton Roy resigned as directors of the company and were appointed as advisory directors. As a result of their resignations, all unvested options and stock appreciation rights granted to Judge McDonald and Mr. Roy under our company’s 1995 Stock Option Plan for Non-Employee Directors and Stock Appreciation Rights Plan were immediately terminated and all vested options and stock appreciation rights will terminate as of May 9, 2004.

      Because Judge McDonald and Mr. Roy will continue to provide services to the company as advisory directors, the company has elected to grant each of them options and stock appreciation rights under the Plan to replace the awards that were or will be terminated as a result of their resignations from the board of directors. The value of the terminated awards will be maintained because the material terms of the replacement options and stock appreciation rights will be similar to the terms of the corresponding terminated awards, including the exercise prices, vesting schedules and termination dates. For more information regarding these grants, see the “New Plan Benefits” table below.

Purchase of Our Common Stock with Annual Retainer

      Under the Plan, each eligible director may direct that up to 100% of his or her annual cash retainer be allocated to the purchase of our common stock. Any shares of our common stock purchased by an eligible director in this manner will be issued to the eligible director on the date the compensation allocated to the purchase would have otherwise been paid. The number of shares of our common stock issued to an eligible director shall be equal to the amount of compensation allocated to the purchase divided by the fair market value of our common stock on the date immediately preceding the date the shares are issued.

Deferral of Cash Compensation

      An eligible director may also elect to defer receipt of cash compensation (annual cash retainer and any meeting fees) in 25% increments, other than any cash compensation used to purchase shares of our common stock under the Plan. Deferred cash compensation will be credited to a deferred compensation account established for the eligible director and will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase Bank (compounded quarterly) or by another major national bank headquartered in New York, New York and designated by the Corporate Personnel Committee. Distribution of the amounts in an eligible director’s deferred compensation account will be made in either a single lump sum or up to 10 annual installments at the eligible director’s election.

Adjustments

      In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the our common stock, all limitations on the number of shares of our common stock provided in the Plan and the number of shares subject to outstanding options, stock appreciation rights and RSUs shall be equitably adjusted in proportion to the change in outstanding shares of our common stock. The Corporate Personnel Committee shall make any other adjustments it determines are equitable, including without limitation adjustments to the exercise price of outstanding options and the base price of any stock appreciation rights.

Term and Amendment

      The Plan will expire on May 6, 2014; however, any awards granted prior to such date will remain in effect until all such awards have either been satisfied, expired or cancelled under the terms of the Plan.

      The Plan may be amended or terminated at any time by our board, except that no amendment may materially impair an award previously granted without the consent of the recipient and no amendment may be made without stockholder approval if the amendment would:

•	increase the maximum number of shares of our common stock that may be issued under the Plan,

•	materially increase the benefits accruing to participants under the Plan,

•	materially expand the classes of persons eligible to participate in the Plan,

•	expand the types of awards available under the Plan,

•	materially extend the term of the Plan,

•	materially change the method for determining the exercise price of an option, or

•	permit a reduction in the exercise price of options.

Federal Income Tax Consequences of Stock Options

      The grant of non-qualified stock options will not generally result in tax consequences to our company or to the optionee. When an optionee exercises a non-qualified option, the difference between the exercise price and any higher fair market value of our common stock on the date of exercise will be ordinary income to the optionee and will generally be allowed as a deduction at that time for federal income tax purposes to the company.

      Any gain or loss realized by an optionee on disposition of our common stock acquired upon exercise of a non-qualified option will generally be capital gain or loss to the optionee, long-term or short-term depending on the holding period, and will not result in any additional federal income tax consequences to the company. The optionee’s basis in our common stock for determining gain or loss on the disposition will be the fair market value of our common stock determined generally at the time of exercise.

      If the exercise price of an option is paid by the surrender of previously owned shares, the basis of the previously owned shares carries over to an equal number of shares received in replacement. The income recognized on exercise is added to the basis.

      The acceleration of the exercisability of stock options upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Internal Revenue Code to the extent that the payments, when aggregated with other payments subject to Section 280G, exceed certain limitations. Excess parachute payments will be nondeductible to the company and subject the recipient of the payments to a 20% excise tax.

      This discussion summarizes the federal income tax consequences of the stock options that may be granted under the Plan based on current provisions of the Internal Revenue Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences of the stock options.

Equity Compensation Plan Information as of February 29, 2004

      In addition to the 2004 Director Compensation Plan, which is subject to approval by the stockholders at the meeting, the company has five equity compensation plans with currently outstanding awards. These five additional plans have been previously approved by our stockholders, and are: the 1995 Stock Option Plan for Non-Employee Directors, the Adjusted Stock Award Plan, the 1995 Stock Option Plan, the amended and restated 1999 Stock Incentive Plan and the 2003 Stock Incentive Plan. The following table presents information as of February 29, 2004 regarding these five equity compensation plans under which our common stock may be issued to employees and non-employees as compensation.

As of
February 29,
2004

Number of securities to be issued upon exercise of outstanding options, warrants and rights	8,817,842
Number of securities remaining available for future issuance	6,823,342

Total	15,641,184

      The potential dilution of equity compensation plans, or what is commonly referred to as overhang, is defined as the sum of shares relating to outstanding grants and shares available for future grants, i.e., the “Total” reflected in the table above. As of February 29, 2004, we had 200.6 million shares outstanding and our overhang percentage was 7.8%. If the 2004 Director Compensation Plan is approved, our overhang percentage will increase to 8.2%.

Equity Compensation Plan Information as of December 31, 2003

      The following table presents information as of December 31, 2003, regarding compensation plans of the company under which our common stock may be issued to employees and non-employees as compensation.

Number of Securities
Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected in
	Warrants and Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	9,988,146 (1)	$19.38 (1)	8,170,613	(2)(3)
Equity compensation plans not approved by security holders	—	—	—

Total	9,988,146 (1)	$19.38 (1)	8,170,613	(2)(3)

(1)	The number of securities to be issued upon the exercise of outstanding options, warrants and rights includes 195,314 unvested restricted stock units. These grants are not reflected in column (b) as they are not subject to an exercise price.

(2)	As of December 31, 2003, there were 110,613 shares remaining available for future issuance under the Amended and Restated 1999 Stock Incentive Plan, all of which may be issued under the terms of the plan (a) upon the exercise of options, stock appreciation rights, limited rights or (b) in the form of restricted stock or “other-stock based awards,” which awards are valued in whole or in part on the value of the shares of class B common stock. In addition, there were 8,000,000 shares remaining available for future issuance under the 2003 Stock Incentive Plan, (x) all of which may be issued under the terms of the plan upon the exercise of options, stock appreciation rights, limited rights, and (y) 2,000,000 of which may be issued under the terms of the plan in the form of restricted stock or other-stock based awards.

(3)	Includes 60,000 shares remaining under the 1995 Stock Option Plan for Non-Employee Directors, but no new awards will be granted under this plan after May 1, 2004.

Awards to be Granted

      Subject to the approval of the 2004 Director Compensation Plan and the election of the nominees as directors by our stockholders at the meeting, the following awards are scheduled to be made under the 2004 Director Compensation Plan during fiscal year 2004:

New Plan Benefits

2004 Director Compensation Plan

Name and Position	Grant Date	Award/Number of Units(1)

Robert J. Allison, Jr. — Director	June 1, 2004	10,000 stock options 2,000 restricted stock units
R. Leigh Clifford — Director	June 1, 2004	10,000 stock options 2,000 restricted stock units
Robert A. Day — Director	June 1, 2004	10,000 stock options 2,000 restricted stock units
Gerald J. Ford — Director	June 1, 2004	10,000 stock options 2,000 restricted stock units
H. Devon Graham, Jr. — Director	June 1, 2004	10,000 stock options 2,000 restricted stock units
Oscar Y. L. Groeneveld — Director	June 1, 2004	10,000 stock options 2,000 restricted stock units
J. Bennett Johnston — Director	June 1, 2004	10,000 stock options 2,000 restricted stock units
Bobby Lee Lackey — Director	June 1, 2004	10,000 stock options 2,000 restricted stock units
B. M. Rankin, Jr., — Director	June 1, 2004	10,000 stock options 2,000 restricted stock units
J. Taylor Wharton — Director	June 1, 2004	10,000 stock options 2,000 restricted stock units
Gabrielle K. McDonald — Advisory Director	June 1, 2004	10,000 stock options 2,000 restricted stock units
	May 9, 2004	79,517 stock options(2) 52,131 stock appreciation rights(2)
J. Stapleton Roy — Advisory Director	June 1, 2004	10,000 stock options 2,000 restricted stock units
	May 9, 2004	22,500 stock options(2) 14,751 stock appreciation rights(2)
Non-Executive Director Group	—	222,017 stock options 24,000 restricted stock units 66,882 stock appreciation rights

(1)	On June 1st of each year the Plan remains in effect, eligible directors will receive grants of an option to acquire 10,000 shares of our common stock and 2,000 restricted stock units.

(2)	These options and stock appreciation rights are being granted to replace awards that have been or will be terminated as a result of Judge McDonald and Mr. Roy’s resignations from the board. The terminated options and stock appreciation rights are being replaced in consideration of the continued service Judge McDonald and Mr. Roy will provide to the company as advisory directors.

Vote Required for Approval of the 2004 Director Compensation Plan

      Approval of the 2004 Director Compensation Plan requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting, and the total votes cast on the proposal must represent more than 50% of our outstanding common stock as of the record date.

       Our board of directors unanimously recommends a vote FOR this proposal.

Stockholder Proposal

       A group of stockholders has advised the company of its intention to present a proposal at the meeting. In accordance with applicable proxy regulations, the proposal and its supporting statement are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of our common stock present in person or by proxy.

      Upon request, we will provide the names and addresses of the proponents of this proposal and the number of shares of our common stock that each proponent holds. Requests may be sent to the Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 1615 Poydras Street, New Orleans, Louisiana 70112, or submitted by calling (504) 582-4000.

WHEREAS, we believe that transnational corporations operating in countries with repressive governments, ethnic conflict, weak rule of law, endemic corruption, or poor labor and environmental standards face serious risks to their reputation and share value if they are seen to be responsible for, or complicit in, human rights violations; and,

WHEREAS, Freeport-McMoRan has extensive operations in West Papua in Indonesia; and,

WHEREAS, there have been numerous reports of human rights abuses against the indigenous population by the Indonesian military in connection with security operations conducted on behalf of Freeport-McMoRan; and,

WHEREAS, it has been reported that Freeport-McMoRan has employed security personnel who have been responsible for human rights violations; and,

WHEREAS, in 2002 the company made payments of $5.6 million to the Indonesian military; and,

WHEREAS, in August, 2002, several company employees, including two American contract workers and an Indonesian, were ambushed and killed near company property; and,

WHEREAS, the Washington Post (June 22, 2003) and the New York Times (January 30, 2003) reported that a September 2002 investigation by the Indonesian Police found that there was a strong possibility that this attack was perpetrated by members of the Indonesian National Army Force;

THEREFORE, BE IT RESOLVED, shareholders urge management to halt all payments to the Indonesian military and security forces, until the government of Indonesia and the Indonesian armed forces take effective measures, including full cooperation with the U.S. Federal Bureau of Investigation, in conducting a full investigation of the August, 2002 attacks against company employees, and to criminally prosecute the individuals responsible for those attacks.

SUPPORTING STATEMENT

      The New York City Employees’ Retirement System and the New York City Teachers’ Retirement System believe that significant commercial advantages can accrue to our company by the rigorous implementation of human rights policies based upon the Universal Declaration of Human Rights. These include: enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, and a reduced risk of adverse publicity, divestment campaigns, and lawsuits. We therefore urge you to vote FOR this proposal.

Board of Directors’ Statement in Opposition to Stockholder Proposal

       Other than the persons injured in the August 2002 attacks and their families, no one has more interest in identifying the perpetrators and bringing them to justice than our company and our over 18,000 employees and contract workers who deserve to work in a safe environment. We are fully supporting, and fully cooperating with, the Indonesian Government and the FBI in their ongoing investigations of the ambush and murders. We have regularly consulted with the U.S. Ambassador to Indonesia about the August 2002 incident and the ongoing investigations. Although there has been a great deal of speculation and conflicting press reports about the incident, the facts relating to the identity of the perpetrators have yet to be established.

      The proposal requests that management “halt all payments to the Indonesian military and security forces.” The Indonesian military and police provide security for our mining operations in a remote and logistically challenging area of Indonesia, and our longstanding view has been that such security is of utmost importance to the continuing safety of our workforce and the protection of our facilities. We strongly believe that the need for this security, its cost and decisions regarding our relationships with the Indonesian Government and its security institutions are ordinary business activities that have been appropriately addressed by management and our board of directors.

      In accordance with our obligations under the Contract of Work and consistent with Indonesian law, U.S. law, and the joint U.S. State Department — British Foreign Office Voluntary Principles on Security and Human Rights, we have taken appropriate steps to provide a safe and secure working environment. The Indonesian Government — not our company — is responsible for employing security personnel and directing their operations. We provide financial support to ensure that the Indonesian Government’s security personnel (the military and police) are properly fed and lodged, and have the logistical resources necessary to patrol company roads and secure our operations. Moreover, the Voluntary Principles on Security and Human Rights expressly recognize that companies “may be required or expected to contribute to, or otherwise reimburse, the costs of protecting company facilities and personnel borne by public security.”

      To be absolutely clear, we condemn human rights violations in any form. We have a longstanding commitment to the protection of human rights and have been vigorous in enacting and enforcing our human rights policy. When allegations of human rights abuses have arisen in our area of operations, we have supported every legitimate investigation — none of which has found any wrongdoing on the part of the company or our personnel. Thus, we believe this proposal is misguided, mischaracterizes our relationships with Indonesian security institutions, and suggests actions that would undermine our relationship with the Indonesian Government and the security of our operations. Adopting the proposed resolution would be contrary to the interests of our company and its stockholders.

       Our board of directors unanimously recommends a vote AGAINST the adoption of this proposal.

Financial Information

       A copy of our 2003 annual report accompanies this proxy statement. The financial statements which are included in our 2003 annual report are incorporated herein by reference. Additional copies of our 2003 annual report to stockholders and copies of our annual report on Form 10-K for the year ended December 31, 2003 (except for exhibits, unless the exhibits are specifically incorporated by reference) are available on our web site at www.fcx.com, and printed copies are also available without charge upon request. You may request printed copies by writing or calling us at:

Freeport-McMoRan Copper & Gold Inc.

1615 Poydras Street
New Orleans, Louisiana 70112
Attention: Investor Relations
(504) 582-4000

ANNEX A

Freeport-McMoRan Copper & Gold Inc.

2004 Director Compensation Plan

1.	Purpose of the Plan.

      The purpose of the Freeport-McMoRan Copper & Gold Inc. 2004 Director Compensation Plan is to promote the interests of the Company and its stockholders by strengthening the Company’s ability to attract, motivate and retain directors of experience and ability, and to encourage the highest level of director performance by providing directors with (i) a proprietary interest in the Company’s financial success and growth through the annual grants of Options to purchase the Company’s Common Stock and Restricted Stock Units and the ability to elect to receive compensation in shares of Common Stock and (ii) the ability to defer compensation. In recognition of their continued service to the Company and the Board, the Plan also provides for the issuance of Awards to each of the Advisory Directors to replace awards that have or will be terminated as a result of their resignations from the Board.

2.	Definitions.

      For purposes of this Plan, the following terms shall have the meanings indicated:

      2.1 “Advisory Director” means a person designated as such by the Board.

      2.2 “Award” means any Option, Restricted Stock Unit or Stock Appreciation Right granted under this Plan.

      2.3 “Award Notice” means any written or electronic notice of grant, evidencing any Award.

      2.4 “Board” means the Board of Directors of the Company.

      2.5 “Cash Compensation” means the annual cash retainer paid to an Eligible Director and any meeting fees, but does not include any expense reimbursement paid to an Eligible Director.

      2.6 “Change of Control.”

(a) “Change of Control” means (capitalized terms not otherwise defined will have the meanings ascribed to them in paragraph (b) below):

(i) the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of the Threshold Percentage or more; provided, however, that for purposes of this Section 2.6(a)(i), the following will not constitute a Change of Control:

(A) any acquisition (other than a “Business Combination,” as defined below, that constitutes a Change of Control under Section 2.6(a)(iii) hereof) of Common Stock directly from the Company,

(B) any acquisition of Common Stock by the Company or its subsidiaries,

(C) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or

(D) any acquisition of Common Stock pursuant to a Business Combination that does not constitute a Change of Control under Section 2.6(a)(iii) hereof; or

(ii) individuals, excluding the representatives of Rio Tinto (as defined below), who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual, excluding any representative of Rio Tinto, becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(iii) the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination:

(A) the individuals and entities who were the Beneficial Owners of the Company Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial Ownership of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation, and

(B) no Person together with all Affiliates of such Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post Transaction Corporation or any subsidiary of either corporation) Beneficially Owns 30% or more of the then outstanding shares of common stock of the Post Transaction Corporation or 30% or more of the combined voting power of the then outstanding voting securities of the Post Transaction Corporation; provided, that if that certain Agreement dated as of May 2, 1995 by and between the Company and Rio Tinto remains in effect as it may be amended from time to time with respect to the Post Transaction Corporation, then Rio Tinto and its Affiliates may Beneficially Own any amount less than the number of shares of the Post Transaction Corporation that could elect a majority of the directors of the Post Transaction Corporation if all directors were to be elected at a single meeting, and

(C) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, and of the action of the Board, providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b) As used in this Section 2.6 and elsewhere in this Plan, the following terms have the meanings indicated:

(i) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

(ii) “Beneficial Owner” (and variants thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (A) the power to vote, or direct the voting of, the security, and/or (B) the power to dispose of, or to direct the disposition of, the security.

(iii) “Company Voting Stock” means any capital stock of the Company that is then entitled to vote for the election of directors.

(iv) “Effective Date” means the date this Plan is approved by the Company’s stockholders.

(v) “Majority Shares” means the number of shares of Company Voting Stock that could elect a majority of the directors of the Company if all directors were to be elected at a single meeting.

(vi) “Person” means a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, or disposing of a security, except that “Person” will not include an underwriter temporarily holding a security pursuant to an offering of the security.

(vii) “Post-Transaction Corporation”: Unless a Change of Control includes a Business Combination, “Post-Transaction Corporation” means the Company after the Change of Control. If a Change of Control includes a Business Combination, “Post-Transaction Corporation” will mean the corporation or other entity resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent entity controls the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case, “Post Transaction Corporation” will mean such ultimate parent entity.

(viii) “Threshold Percentage”: (A) As long as that certain Agreement dated as of May 2, 1995, by and between the Company and Rio Tinto Indonesia Limited (“Rio Tinto”) remains in effect as it may be amended from time to time, “Threshold Percentage” means with respect to Rio Tinto and its Affiliates, that percentage of Common Stock that would result in Rio Tinto and its Affiliates having Beneficial Ownership of shares of Company Voting Stock equal to or greater than the Majority Shares; provided that, solely for purposes of such calculation, the shares of Company Voting Stock issuable upon exercise of warrants, options or other rights, or upon conversion or exchange of convertible or exchangeable securities, owned by Rio Tinto and its Affiliates, will be treated as outstanding Company Voting Stock. (B) With respect to any other Person and its Affiliates, “Threshold Percentage” means 30% of all then outstanding Common Stock.

      2.7 “Committee” means the Corporate Personnel Committee of the Board or a subcommittee thereof. The Committee shall consist of not fewer than two members of the Board of Directors, each of whom shall (a) qualify as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”), or any successor rule, and (b) qualify as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

      2.8 “Common Stock” means the Class B common stock, $0.10 par value per share, of the Company.

      2.9 “Company” means Freeport-McMoRan Copper & Gold Inc., a Delaware corporation.

      2.10 “Director” means each member of the Board who is not employed by the Company or any of its subsidiaries.

      2.11 “Disability” shall occur if (a) a physical or mental illness renders the Participant incapable of satisfactorily discharging his or her duties and responsibilities as a Director for a period of 90 consecutive days, and (b) a duly qualified physician chosen by the Company and reasonably acceptable to the Participant or his or her legal representative certifies in writing that the Participant has become disabled.

      2.12 “Eligible Director” means each Director and Advisory Director, and includes, for purposes of Sections 6.6 and 7.6 hereof only, former Directors and Advisory Directors who continue to provide services to the Company or a subsidiary of the Company pursuant to a consulting or other arrangement.

      2.13 “Fair Market Value.” Except as provided below in connection with a cashless exercise through a broker, for any purpose relevant under the Plan, the fair market value of a share of Common Stock or any other security shall be the average of the high and low quoted per share or security sale prices on the Composite Tape for New York Stock Exchange-Listed Stocks on the date in question or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred. If on the date in question the shares of Common Stock or other securities in question are not listed on such Composite Tape, the fair market value shall be the average of the high and low quoted sale prices on the New York Stock Exchange on such date or, if no sales occurred on such date, on the last previous day on which a sale on the New York Stock Exchange is reported. In the context of a cashless exercise through a broker, the fair market value shall be the price at which the shares of Common Stock are actually sold.

      2.14 “Grant Date” means June 1, 2004, and each subsequent anniversary thereof throughout the term of this Plan, provided shares of Common Stock remain available for issuance hereunder.

      2.15 “Participant” means any individual granted an Award under this Plan.

      2.16 “Option” means a stock option granted under Section 5 of this Plan that does not satisfy the requirements of Section 422 of the Code.

      2.17 “Plan” means the Freeport-McMoRan Copper & Gold Inc. 2004 Director Compensation Plan as set forth herein and as amended, restated, supplemented or otherwise modified from time to time.

      2.18 “Restricted Stock Unit” or “RSU” means an award of restricted stock units granted under Section 5 of this Plan.

      2.19 “Stock Appreciation Right” or “SAR” means an award of stock appreciation rights granted under Section 5 of this Plan.

3.	Shares of Common Stock Subject to the Plan.

      3.1 Subject to the adjustment provisions of Section 11, the aggregate number of shares of Common Stock that may be issued pursuant to the terms of the Plan shall be 1,000,000. Shares issued or delivered upon the exercise of Options or the vesting of RSUs may be either authorized but unissued shares or shares issued and thereafter acquired by the Company.

      3.2 To the extent any shares of Common Stock subject to an Award are not issued because the Award is forfeited or cancelled or the Award is paid in cash, such shares shall again be available for grant pursuant to Awards granted under the Plan. If the exercise price of any Option granted under this Plan is satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

4.	Administration of the Plan.

      4.1 The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and, subject to its provisions, to prescribe, amend and rescind Plan rules and to make all other determinations necessary for the Plan’s administration.

      4.2 All action taken by the Committee in the administration and interpretation of the Plan shall be final and binding upon all parties. No member of the Committee will be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award.

      4.3 The Committee does not have the authority to make discretionary grants of Awards under the Plan. Grants may be made only as provided in Section 5 hereof.

5.	Grant of Options, Restricted Stock Units and Stock Appreciation Rights.

      5.1 On each Grant Date, each Eligible Director shall be automatically granted

(a) an Option to acquire 10,000 shares of Common Stock; and

(b) 2,000 Restricted Stock Units.

      5.2 While the Plan remains in effect and shares of Common Stock remain available for issuance hereunder, upon any person’s initial election or appointment as an Eligible Director, otherwise than at an annual meeting of stockholders, such person shall be granted an Option and RSUs as follows:

(a) If less than six full calendar months have elapsed since the most recent Grant Date, then the Eligible Director shall receive an Option to acquire 10,000 shares of Common Stock and 2,000 Restricted Stock Units; or

(b) If six or more full calendar months have elapsed since the most recent Grant Date, then the Eligible Director shall receive an Option to acquire 5,000 shares of Common Stock and 1,000 Restricted Stock Units.

      5.3 On February 9, 2004, two Directors resigned from the Board and were appointed Advisory Directors. All outstanding incentive awards previously granted to such directors under the Company’s 1995 Stock Option Plan for Non-Employee Directors and the Company’s Stock Appreciation Rights Plan were or will be terminated under the terms of those plans as a result of such individuals’ resignations from the Board. Accordingly, on May 9, 2004, the following Advisory Directors will receive a one-time grant of Options and SARs as described below to replace the previously granted awards that have or will terminate.

(a) Gabrielle K. McDonald shall receive Options to acquire 79,517 shares of Common Stock and 52,131 SARs related to an equal number of shares of Common Stock, which Options and SARs shall have the specific terms described on Annex A hereto.

(b) J. Stapleton Roy shall receive Options to acquire 22,500 shares of Common Stock and 14,751 SARs related to an equal number of shares of Common Stock, which Options and SARs shall have the specific terms described on Annex A hereto.

6.	Terms and Conditions of Options and Stock Appreciation Rights.

      6.1 Unless exercisability is accelerated as provided in Section 12.1 hereof and except for grants described in Section 5.3 hereof, the Options shall become exercisable in one-quarter increments on the first, second, third and fourth anniversaries of the applicable Grant Date.

      6.2 Unless terminated earlier as provided in Sections 5.3, 6.6 or 12.2, the Options shall expire ten years following the applicable Grant Date.

      6.3 Except for grants described in Section 5.3, the exercise price of the Options granted to Eligible Directors shall be equal to the Fair Market Value, as defined herein, of a share of Common Stock on the applicable Grant Date.

      6.4 Options must be exercised by delivering written notice to the Company or any person or entity designated by the Company on forms approved by the Company and payment of the purchase price thereof in full. Any such exercise shall be effective upon receipt by the Company or its designee of such notice and such payment. Unless the Committee shall determine otherwise in any particular case, such payment may be made by (a) cash, (b) cash equivalent (which may be the personal check of the exercising holder of the Option), (c) by tendering shares of Common Stock, either by actual delivery or by attestation, that are owned by such holder and that have been held by the Participant or eligible transferee for at least six months, or (d) instructing a broker approved by the Company to sell shares of Common Stock acquired upon the exercise of the option and to remit to the Company a sufficient portion of the cash proceeds to pay the exercise price; or (e) a combination thereof, in each case having an aggregate Fair Market Value equal to the aggregate exercise price of the portion of the Option being exercised.

      6.5 Any provision of this Plan or any Award Notice to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to such canceled Award. Notwithstanding the foregoing, except for adjustments permitted under Sections 11 and 12.2 hereof, no action by the Committee shall cause a reduction in the exercise price of Options granted under the Plan without the approval of the stockholders of the Company. The determinations of value under this subparagraph shall be made by the Committee in its sole discretion.

      6.6 (a) For purposes of this Section 6.6, if a Participant continues to provide services to the Company or a subsidiary of the Company pursuant to a consulting or other arrangement, the Participant will not “cease to be an Eligible Director” until such time as the Participant no longer provides such services.

(b) If a Participant ceases to be an Eligible Director for any reason other than death, Disability or retirement from the Board, all of the Options and SARs granted to such Participant while serving as an Eligible Director shall be terminated except that any Options and SARs, to the extent then exercisable, may be exercised by the holder thereof within three months after such Participant ceases to be an Eligible Director, but not later than the termination date of the Award.

(c) If a Participant ceases to be an Eligible Director by reason of the Participant’s Disability or retirement from the Board, all of the Options and SARs granted to such Participant while serving as an Eligible Director shall be terminated except that any Options and SARs, to the extent then exercisable or exercisable within one year thereafter, may be exercised by the holder thereof within three years after such Participant ceases to be an Eligible Director, but not later than the termination date of the Award.

(d) If a Participant dies while serving as an Eligible Director, all Options and SARs granted to such Participant shall be terminated, except that any Options and SARs, to the extent exercisable by the holder thereof at the time of such death or exercisable within one year thereafter, may be exercised until the third anniversary of the date of such death, but not later than the termination date of the Award, by the holder thereof, the Participant’s estate, or the person designated in the Participant’s last will and testament, as appropriate.

(e) If a Participant dies after ceasing to be an Eligible Director, all of the Options and SARs granted to such Participant shall be terminated, except that any Options and SARs, to the extent still outstanding and exercisable by the holder thereof at the time of such death, may be exercised until the third anniversary of the date the Participant ceased to be an Eligible Director, but not later than the termination date of the Award, by the holder thereof, the Participant’s estate, or the person designated in the Participant’s last will and testament, as appropriate.

      6.7     A Stock Appreciation Right is a right to receive, without payment to the Company, for each share of Common Stock to which the SAR relates, an amount in cash equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the grant price. SARs will only be granted under the Plan in accordance with Section 5.3 hereof.

7.	Terms and Conditions of Restricted Stock Units.

      7.1 Subject to the terms, conditions, and restrictions set forth herein, each RSU granted under Section 5.1 hereof represents the right to automatically receive from the Company, on the respective scheduled vesting date for such RSU, one share (a “Share”) of Common Stock, free of any restrictions and all cash, securities and property credited to or deposited in the Participant’s Dividend Equivalent Account (as defined in Section 7.4) with respect to such RSU.

      7.2 Unless vesting is accelerated as provided in Section 7.6 or 12.1, the RSUs shall vest in one-quarter increments on the first, second, third and fourth anniversaries of the applicable Grant Date. Upon vesting, a Participant shall be issued the Shares to which the Participant is entitled, unless the Participant has elected to defer receipt as permitted herein.

      7.3 Except as provided in Section 7.4, an RSU shall not entitle the Participant to any incidents of ownership (including, without limitation, dividend and voting rights) (a) in any Share until the RSU shall vest and the Participant shall be issued a Share to which such RSU relates nor (b) in any cash, securities or property credited to or deposited in a Dividend Equivalent Account related to such RSU until such RSU vests.

      7.4 From and after the Grant Date of an RSU until the issuance of the Share payable in respect of such RSU, the Participant shall be credited, as of the payment date therefor, with (a) the amount of any cash dividends and (b) the amount equal to the Fair Market Value of any Shares, securities, or other property distributed or distributable in respect of one share of Common Stock to which the Participant would have been entitled had the Participant been a record holder of one share of Common Stock at all times from the Grant Date to such issuance date (a “Property Distribution”). All such credits shall be made notionally to a dividend equivalent account (a “Dividend Equivalent Account”) established for the Participant with respect to all RSUs granted with the same vesting date. All credits to a Dividend Equivalent Account for the Participant shall be notionally increased by the Account Rate (as hereinafter defined), compounded quarterly, from and after the applicable date of credit until paid in accordance with the terms of the Plan and the applicable Award Notice. The “Account Rate” shall be the prime commercial lending rate announced from time to time by JP Morgan Chase Bank or by another major national bank headquartered in New York, New York designated by the Committee. The Committee may, in its discretion, deposit in the Participant’s Dividend Equivalent Account the securities or property comprising any Property Distribution in lieu of crediting such Dividend Equivalent Account with the Fair Market Value thereof.

      7.5 No later than one year prior to the applicable vesting date of RSUs, a Participant may elect, in accordance with procedures established by the Committee, that all or a portion of the Shares issuable to the Participant upon the vesting of such RSUs and all or a portion of the amounts notionally credited in the Dividend Equivalent Account related to such RSUs shall not be distributed on the vesting date but shall be deferred and paid in one or more periodic installments not in excess of ten, beginning at such time or times elected by the Participant; provided, however, that the deferral period shall end no later than 10 years after the date that the Participant ceases to be an Eligible Director (“Termination”) for any reason. In the event of any Termination, a distribution of all amounts due hereunder shall be made in full to the Participant or his or her designated beneficiary as soon as administratively possible following the date the Participant is scheduled to receive a distribution hereunder. All securities or property comprising Property Distributions deposited in such Dividend Equivalent Account related to such RSUs shall, however, be distributed to the Participant as soon as practicable after the vesting date for such RSUs, irrespective of such deferral election.

      7.6 (a) Except as otherwise set forth in Section 7.6(b), all unvested RSUs, all amounts credited to the Participant’s Dividend Equivalent Accounts with respect to such RSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Accounts with respect to such RSUs shall immediately be forfeited on the date the Participant ceases to be an Eligible Director, unless the Participant continues providing services to the Company pursuant to a consulting or other arrangement.

(b) If a Participant ceases to be an Eligible Director by reason of the Participant’s death, Disability or retirement, all unvested RSUs and all amounts credited to or property deposited in the Participant’s Dividend Equivalent Accounts with respect to such RSUs shall vest as of the date the Participant ceases to be an Eligible Director.

(c) For purposes of this Section 7.6, if a Participant continues to provide services to the Company or a subsidiary of the Company pursuant to a consulting or other arrangement, the Participant will not “cease to be an Eligible Director” until such time as the Participant no longer provides such services.

8.	Election to Have Annual Retainer Paid in Common Stock.

      8.1 Each Eligible Director may make a stock purchase election on a form approved by the Committee (the “Stock Purchase Election Form”) directing that up to one hundred percent of his or her annual retainer, in twenty-five percent increments, be allocated to the purchase of Common Stock on his or her behalf.

      8.2 A stock purchase election will be effective on the first date that the portion of the annual retainer subject to the election is paid that is at least five business days after the date the Stock Purchase Election Form is filed with the Company’s Human Resources Department in the manner required by the Company. Stock purchase elections may be revoked or modified effective on the first date that the portion of the annual retainer is paid that is at least five business days following the date the revocation or modified election is filed with the Company in the manner required by the Company.

      8.3 If an Eligible Director has timely submitted a satisfactory Stock Purchase Election Form, the Eligible Director shall be issued that number of whole shares of Common Stock, rounded down if necessary, equal to the amount of the Director’s retainer to be allocated to the purchase of Common Stock on that date divided by the Fair Market Value of a share of Common Stock as of the trading date immediately preceding the issue date.

9.	Deferral of Cash Compensation.

      9.1 Each Eligible Director may elect to defer his or her Cash Compensation that is not used to purchase Common Stock pursuant to Section 8 hereof, in twenty-five percent increments, to a deferred compensation account (a “Deferred Compensation Account”) established for the Eligible Director’s benefit. An election to defer Cash Compensation hereunder shall be made by means of a form approved by the Company (the “Deferral Election Form”) and shall be effective only with respect to Cash Compensation earned on or after January 1st of the fiscal year following the receipt of the Deferral Election Form by the Company’s Human Resources Department.

      9.2 An Eligible Director may revoke or modify an election made pursuant to Section 9.1 with respect to deferrals of Cash Compensation to be earned in the future and such revocation or modification shall take effect one year following receipt of the written revocation or modification by the Committee and subject to such other rules as may be established by the Committee.

10.	Deferred Compensation Accounts.

      10.1 A Deferred Compensation Account shall be established for each Eligible Director who executes a Deferral Election Form.

      10.2 An Eligible Director’s Deferred Compensation Account shall be credited with that portion of the Eligible Director’s Cash Compensation that the Eligible Director has elected to defer to his or her Deferred Compensation Account pursuant to Section 9.1 as of the date such Compensation would otherwise have been paid to the Eligible Director.

      10.3 All amounts in an Eligible Director’s Deferred Compensation Account shall accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JP Morgan Chase Bank (compounded quarterly) or by another major national bank headquartered in New York, New York and designated by the Committee.

      10.4 Amounts credited to an Eligible Director’s Deferred Compensation Account shall be distributed in either a single lump sum or annual installments (not to exceed ten), as designated by the Eligible Director in his or her applicable Deferral Election Form. Distribution of a Deferred Compensation Account shall be made (in the case of a lump sum payment) or commence (in the case of installment payments) within 45 days following the date the Eligible Director ceases to be an Eligible Director and shall be completed within 10 years of such date. However, if the Eligible Director elects in his or her Deferral Election Form, the distribution (in the case of a lump sum payment) or the commencement of the distribution (in the case of installment payments) of the Eligible Director’s Deferred Compensation Account shall occur on any specified date at least two years after the date the Deferral Election Form is received by the Committee. If an Eligible Director elects to have his or her Deferred Compensation Account distributed in installments, the amount of the first installment shall be a fraction of the value of the Eligible Director’s Deferred Compensation Account, the numerator of which is one and denominator of which is the total number of installments elected, and the amount of each subsequent installment shall be a fraction of the value (including income credited pursuant to Section 10.3) on the date preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

      10.5 In the event of the death of an Eligible Director prior to the distribution of his or her Deferred Compensation Account in full, the value of such Deferred Compensation Account shall be determined as of the date of death and such amount shall be distributed in a single lump sum payment to the Eligible Director’s estate or designated beneficiary as soon as administratively feasible thereafter.

      10.6 At least once per year, each Eligible Director who has executed a Deferral Election Form shall be provided with a statement of his or her Deferred Compensation Account.

      10.7 The right of any Eligible Director to receive distributions under the provisions of this Section 10 shall constitute an unsecured claim against the general assets of the Company.

11.	Adjustment Provisions.

      In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the Common Stock, all limitations on numbers of shares of Common Stock provided in this Plan, and the number of shares subject to outstanding Options, SARs, RSUs and stock purchase elections, shall be equitably adjusted in proportion to the change in outstanding shares of Common Stock. In addition, in the event of any such change in the Common Stock, the Committee shall make any other adjustment that it determines to be equitable, including without limitation adjustments to the exercise price of any Option or base price of any SAR in order to provide Participants with the same relative rights before and after such adjustment.

12.	Change of Control.

      12.1 Upon a Change of Control, or immediately prior to the closing of a transaction that will result in a Change of Control if consummated, all outstanding Options and SARs granted pursuant to this Plan shall automatically become fully vested and exercisable, and all outstanding RSUs shall become fully vested.

      12.2 No later than 30 days after a Change of Control, the Committee, acting in its sole discretion without the consent or approval of any Participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), may act to effect one or more of the alternatives listed below, which may vary among individual Participants and which may vary among Options, SARs and RSUs held by any individual Participant:

(a) require that all outstanding Options and SARs be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised Options and SARs and all rights of Participants thereunder shall terminate,

(b) make such equitable adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary),

(c) provide for mandatory conversion or exchange of some or all of the outstanding Options and SARs held by some or all Participants as of a date, before or after such Change of Control, specified by the Committee, in which event such Options and SARs shall be deemed automatically cancelled and the Company shall pay, or cause to be paid, to each such Participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option or SAR, as defined and calculated below, over the per share exercise price of such Options and SARs or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess, or

(d) provide that thereafter, upon any exercise of an Option that entitles the holder to receive Common Stock, the holder shall be entitled to purchase or receive under such Option, in lieu of the number of shares of Common Stock then covered by such Option, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the holder would have been entitled pursuant to the terms of the agreement providing for the reorganization, share exchange, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the holder had been the record owner of the number of shares of Common Stock then covered by such Option.

      12.3 For the purposes of any conversions or exchanges under paragraph (c) of Section 12.2, the “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable:

(a) the per share price to be paid to holders of Common Stock in any such merger, consolidation or other reorganization,

(b) the price per share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change of Control takes place, or

(c) in all other events, the Fair Market Value of a share of Common Stock, as determined by the Committee as of the date determined by the Committee to be the date of conversion or exchange.

      12.4 In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 12 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

13.	General Provisions.

      13.1 Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Eligible Director any right to continue as an Eligible Director or affect the right of the Board to remove any Eligible Director.

      13.2 No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then-applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met to the Company’s satisfaction. As a condition precedent to the issuance of shares pursuant to an Award, the Company may require the Participant to take any reasonable action to meet such requirements.

      13.3 No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Award except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.

      13.4 No Awards granted hereunder, including amounts notionally credited to the Participant’s Dividend Equivalent Account, and any Property Distributions deposited in such Dividend Equivalent Account, may be transferred, pledged, assigned or otherwise encumbered by a Participant except: (i) by will; (ii) by the laws of descent and distribution; (iii) pursuant to a domestic relations order, as defined in the Code, if permitted by the Committee and so provided in the Award Notice or an amendment thereto; or (iv) if permitted by the Committee and so provided in the Award Notice or an amendment thereto, Options may be transferred or assigned (w) to Immediate Family Members, (x) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the partners, (y) to a limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the members, or (z) to a trust for the benefit of Immediate Family Members; provided, however, that no more than a de minimus beneficial interest in a partnership, limited liability company or trust described in (x), (y) or (z) above may be owned by a person who is not an Immediate Family Member or by an entity that is not beneficially owned solely by Immediate Family Members. “Immediate Family Members” shall be defined as the spouse and natural or adopted children or grandchildren of the Participant and their spouses. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Awards, or levy of attachment or similar process upon Awards not specifically permitted herein, shall be null and void and without effect. The designation of a designated beneficiary shall not be a violation of this Section 13.4.

      13.5 Each Award shall be evidenced by an Award Notice.

14.	Amendment, Discontinuance or Termination of the Plan.

      14.1 The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may

(a) without the approval of the stockholders, (i) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through the Plan, (ii) materially increase the benefits accruing to Participants under the Plan, (iii) materially expand the classes of persons eligible to participate in the Plan, (iv) expand the types of awards available under the Plan, (v) materially extend the term of the Plan, (vi) materially change the method for determining the exercise price of an Award, or (vii) amend Section 6.5 to permit a reduction in the exercise price of Options; or

(b) materially impair, without the consent of the recipient, an Award previously granted.

      14.2 Term of the Plan. Subject to Section 14.1, no Awards may be granted under the Plan later than May 6, 2014, which is ten years after the Effective Date of the Plan; provided, however, that Awards granted prior to such date shall remain in effect until all such Awards have either been satisfied, expired or canceled under the terms of the Plan.

ANNEX A to
2004 Director Compensation Plan

Special Awards to be Granted May 9, 2004

        Gabrielle K. McDonald, Advisory Director, shall receive the following Options and SARs:

Number of	Exercise		Termination
Options/SARs	Price	Vesting Schedule	Date*

7,017 options	$20.2672	May 9, 2004	May 1, 2005
10,000 options	$26.6875	May 9, 2004	August 1, 2005
10,000 options	$30.4375	May 9, 2004	August 1, 2006
10,000 options	$29.1563	May 9, 2004	August 1, 2007
10,000 options	$17.3125	May 9, 2004	August 1, 2009
5,000 options	$9.0938	50% on May 9, 2004, and 50% on August 1, 2004	August 1, 2010
7,500 options	$11.165	33.3% on May 9, 2004, 33.3% on August 1, 2004, and on the next anniversary thereof	August 1, 2011
10,000 options	$15.195	25% on May 9, 2004, 25% on August 1, 2004, and on each of the next two anniversaries thereof	August 1, 2012
10,000 options	$26.975	25% on August 1, 2004, and on each of the next three anniversaries thereof	August 1, 2013
4,600 SARs	$20.2672	May 9, 2004	May 2, 2005
6,556 SARs	$26.6875	May 9, 2004	August 1, 2005
6,556 SARs	$30.4375	May 9, 2004	August 1, 2006
6,556 SARs	$29.1563	May 9, 2004	August 1, 2007
6,556 SARs	$17.3125	May 9, 2004	August 1, 2009
3,278 SARs	$9.0938	50% on May 9, 2004, and 50% on August 1, 2004	August 1, 2010
4,917 SARs	$11.165	33.3% on May 9, 2004, 33.3% on August 1, 2004, and on the next anniversary thereof	August 1, 2011
6,556 SARs	$15.195	25% on May 9, 2004, 25% on August 1, 2004, and on each of the next two anniversaries thereof	August 1, 2012
6,556 SARs	$26.975	25% on August 1, 2004 and on each of the next three anniversaries thereof	August 1, 2013

      J. Stapleton Roy, Advisory Director, shall receive the following Options and SARs:

Number of	Exercise		Termination
Options/SARs	Price	Vesting Schedule	Date*

5,000 options	$11.165	50% on August 1, 2004, and on the next anniversary thereof	August 1, 2011
7,500 options	$15.195	33.3% on August 1, 2004, and on each of the next two anniversaries thereof	August 1, 2012
10,000 options	$26.975	25% on August 1, 2004, and on each of the next three anniversaries thereof	August 1, 2013
3,278 SARs	$11.165	50% on August 1, 2004, and on the next anniversary thereof	August 1, 2011
4,917 SARs	$15.195	33.3% on August 1, 2004, and on each of the next two anniversaries thereof	August 1, 2012
6,556 SARs	$26.975	25% on August 1, 2004, and on each of the next three anniversaries thereof	August 1, 2013

* Unless terminated earlier pursuant to the terms of the Plan.

FREEPORT-MCMORAN COPPER & GOLD INC.

Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders, May 6, 2004

     The undersigned hereby appoints James R. Moffett and Richard C. Adkerson, or either of them, as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Copper & Gold Inc. at the Annual Meeting of Stockholders to be held on Thursday, May 6, 2004, at 1:00 p.m., and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter.

     If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE
(continued on reverse side)

éFOLD AND DETACH HEREé

Please mark
your votes as
indicated in
this example.

☒

You may specify your votes by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Items 1,2, and 3 and AGAINST Item 4.

Your Board of Directors recommends a vote FOR Items 1, 2, and 3 below.					Your Board of Directors recommends a vote AGAINST Item 4 below.

1.	Election of five directors, Nominees are: Messrs. Allison, Clifford, Moffett, Rankin and Wharton.	FOR ☐	WITHHOLD☐		4.	Stockholder proposal regarding financial support of Indonesian Government security personnel.
	FOR, except withhold vote from following nominee(s)					FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Ratification of appointment of Ernst & Young LLP as independent auditors.	FOR ☐	AGAINST☐	ABSTAIN ☐

3.	Approval of the proposed 2004 Director Compensation Plan.	FOR ☐	AGAINST☐	ABSTAIN ☐

Signature(s)	Date:	, 2004

é FOLD AND DETACH HEREé